UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
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Filed by a Party other than the Registrant ☐
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

SKYWORKS SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

March 25, 2022
Dear Stockholder:
I am pleased to invite you to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Skyworks Solutions, Inc., to be held at:
Time:	11:00 a.m. PDT
Date:	Wednesday, May 11, 2022
Web:	www.virtualshareholdermeeting.com/SWKS2022
You will be able to attend and participate in the Annual Meeting online at the web address above, where you will be able to listen to the meeting live, submit questions, and vote. We look forward to your participation online or by proxy. The attached Notice of 2022 Annual Meeting of Stockholders and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting.
Whether or not you plan to attend the Annual Meeting online, and regardless of how many shares you own, it is important that your shares be represented at the Annual Meeting. Accordingly, if you are a stockholder of record, we urge you to complete the proxy and return it to us promptly in the postage-prepaid envelope provided, or to complete and submit your proxy by telephone or via the internet in accordance with the instructions on the proxy card. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. If you do attend the Annual Meeting online and wish to vote at that time, you may revoke a previously submitted proxy by voting at the meeting.
Sincerely yours,
Liam K. Griffin
Chairman, Chief Executive Officer and President

LETTER FROM LEAD INDEPENDENT DIRECTOR
Dear Stockholder:
First and foremost, on behalf of the Board of Directors, I thank you for your investment in Skyworks and for the confidence you place in the Board to oversee your interests in our Company. While the COVID-19 pandemic continued to pose challenges in 2021, we are proud of the Company’s significant progress executing against its long-term strategy. As we advance through the initial stages of a multi-year wireless transition, our performance remains strong. Of note, in fiscal year 2021 we achieved record revenue of  $5.1 billion, up 52% year-over-year, delivering significant growth as a result of our expanded product portfolio. Skyworks is well-positioned to continue making investments in next-generation technologies to fuel sustainable growth.
The Board is committed to providing critical oversight and helping to ensure that the Company’s corporate culture is aligned with growing and protecting your investment over the long term. As directors, we continue to play a leading role in overseeing the strategic direction of the Company and monitoring execution of this strategy by management. The 2022 Annual Meeting of Stockholders provides a moment to reflect on some of the Board’s key focus areas, which include:
•
Refreshing Our Board with New Perspectives: Our Board includes a diverse, experienced group of independent directors with a range of relevant qualifications that support the Company’s strategy and position it for long-term success. Thoughtful, ongoing attention to Board composition is an important responsibility as we seek to ensure an appropriate mix of tenure and expertise that balances fresh perspectives and institutional knowledge. Earlier this year, we appointed Eric J. Guerin and Suzanne “Suzi” E. McBride to the Board. They both bring a wealth of experience, and we look forward to leveraging their skills and insights as we deliver on our vision of Connecting Everyone and Everything, All the Time.

•
Engaging Regularly with Stockholders: Stockholder engagement remains an important part of the Board’s longstanding commitment to sound governance practices. Our ongoing dialogue with stockholders throughout the year allows the Board to better understand our stockholders’ priorities and perspectives and to incorporate them into our deliberations and decision making. Following low support for our executive pay program at the 2021 Annual Meeting, our Compensation Committee undertook a robust process to review the Company’s executive compensation structure, taking into account feedback from our stockholders that we gathered as part of an extensive outreach effort. In the months following the 2021 Annual Meeting, we proactively reached out to stockholders representing nearly 51% of the Company’s outstanding common stock and I personally engaged with stockholders representing approximately 34% of the Company’s outstanding common stock. These efforts resulted in meaningful, responsive changes to our executive compensation program, as highlighted in the pages that follow. We continue to believe that one of the Board’s most critical responsibilities is ensuring an executive compensation program that appropriately attracts, retains, and incentivizes our management team, and we further believe that the changes made to the compensation program are aligned with the interests of you, our stockholders.

As we move forward in 2022, I am confident that the Company will continue to build on its momentum with the Board’s active involvement and stewardship. We look forward to hearing your views at this year’s Annual Meeting and in the year to come.
With appreciation,
Christine King
Lead Independent Director
Chairman, Compensation Committee
Member, Audit Committee

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Location	Record Date
May 11, 2022 11:00 a.m. PDT	www.virtualshareholdermeeting.com/SWKS2022	March 17, 2022
Items of Business
1.
To elect eight individuals nominated to serve as directors of the Company with terms expiring at the 2023 Annual Meeting of Stockholders and named in the Proxy Statement;

2.
To ratify the selection by the Company’s Audit Committee of KPMG LLP as the independent registered public accounting firm for the Company for fiscal year 2022;

3.
To approve, on an advisory basis, the compensation of the Company’s named executive officers;

4-7.
To approve four separate amendments to the Company’s Restated Certificate of Incorporation to eliminate the supermajority vote provisions relating to (a) stockholder approval of a merger or consolidation, disposition of all or substantially all of the Company’s assets, or issuance of a substantial amount of the Company’s securities; (b) stockholder approval of a business combination with any related person; (c) stockholder amendment of charter provisions governing directors; and (d) stockholder amendment of the charter provision governing action by stockholders;

8.
To consider one stockholder proposal, if properly presented at the Annual Meeting; and

9.
To transact such other business as may properly come before the Annual Meeting.

Your Vote Is Important.
To ensure your representation at the Annual Meeting, please submit your proxy or voting instructions as soon as possible by using any of the following methods, as described in greater detail on your proxy card or voter instruction form.

Internet	Phone	Mail
The accompanying Proxy Statement includes further information about how to attend the Annual Meeting online, vote your shares online during the Annual Meeting, and submit questions online during the Annual Meeting. A complete list of registered stockholders will be available for examination during the Annual Meeting at www.virtualshareholdermeeting.com/SWKS2022.
By Order of the Board of Directors,
Robert J. Terry
Senior Vice President, General Counsel and Secretary
Irvine, California • March 25, 2022

PROXY STATEMENT 2022

Proxy Statement

PROXY STATEMENT SUMMARY
This summary highlights financial and other accomplishments during fiscal year 2021, as well as information generally contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider in advance of the 2022 Annual Meeting of Stockholders, and we encourage you to read the entire Proxy Statement before voting your shares.
2022 Annual Meeting of Stockholders

Date and Time	Location	Record Date
May 11, 2022 11:00 a.m. PDT	www.virtualshareholdermeeting.com/ SWKS2022	March 17, 2022
Matters to be Voted Upon

Your vote is very important to us. Please cast your vote on all of the proposals to ensure that your shares are represented.
Proposal		Required Vote for Approval	Board Recommendation	See Page
1.	Election of Directors	For each director, majority of votes cast	FOR Each Nominee	8
2.	Ratification of Appointment of KPMG LLP	Majority of votes present and entitled to vote	FOR	26
3.	Advisory Vote to Approve Compensation of Named Executive Officers	Majority of votes present and entitled to vote	FOR	29
4 – 7.	Approve Amendments to Certificate of Incorporation to Eliminate Supermajority Vote Provisions	80% (or 90% in case of Proposal 5) of shares outstanding	FOR	58
8.	One Stockholder Proposal, if Properly Presented at the Annual Meeting	Majority of votes present and entitled to vote	AGAINST	63

Proxy Statement	1

Financial Highlights from Fiscal Year 2021

In our fiscal year ended October 1, 2021 (“fiscal year 2021”), the Company delivered strong performance through the initial stage of a multi-year wireless transition that has been powered by deep customer relationships and decades of investments in innovative connectivity solutions.
•
Achieved net revenue of $5.109 billion, up 52% year over year

•
Achieved operating margin of 31.6% on a GAAP basis (38.2% on a non-GAAP basis)1

•
Achieved diluted earnings per share of $8.97 on a GAAP basis ($10.50 on a non-GAAP basis)1

•
Generated operating cash flow of $1.772 billion, up 47% year over year

•
Increased our quarterly dividend from $0.50 per share to $0.56 per share

•
Returned $536.2 million to stockholders through repurchasing 1.4 million shares of our common stock for $195.6 million and through payments of $340.6 million in cash dividends

1
Please see table on page 83 for a full reconciliation of non-GAAP results to GAAP results.

2	Proxy Statement

Driving Long-Term Stockholder Value

The Company’s strong long-term performance is demonstrated in our total stockholder return (“TSR”), which has outperformed the S&P 500 benchmark over the past three, five, and ten fiscal year periods, as displayed in the chart below.

Total Stockholder Return (1)

SWKS
S&P 500
973%
385%
135%
121%
88%
57%
3 Year
(FY19-FY21)
5 Year
(FY17-FY21)
10 Year
(FY12-FY21)

(1) Per S&P Capital IQ; represents TSR for Skyworks and the component companies of the S&P 500 index, for the three-, five-, and ten-year periods ended October 1, 2021

Other Accomplishments from Fiscal Year 2021

During fiscal year 2021, we acquired the Infrastructure and Automotive business of Silicon Laboratories Inc. (the “Acquisition”). The Acquisition accelerates our expansion into high-growth market segments, including electric and hybrid vehicles, industrial and motor control, power supply, 5G wireless infrastructure, optical data communication, data center, automotive, smart home, and several other applications.
In addition, we broadened our customer set and expanded our suite of applications. Highlights from the year include:
•
Expanded the comprehensive coverage of our Sky5® portfolio, supporting more than 20 5G smartphone platforms of the leading Tier-1 OEMs

•
Extended market leadership in Wi-Fi 6 and 6E connectivity platforms

•
Enhanced IoT connected home and security solutions extending range and maximized power efficiency

•
Captured design wins supporting home fitness applications

•
Provided power isolation solutions for EV, residential solar, and energy storage systems

•
Ramped innovative, cognitive wireless audio solutions powering leading gaming headsets and home theater systems

•
Leveraged wireless infrastructure and small cell portfolio to deploy MIMO base stations with European and Asian OEMs

•
Enabled advanced telematics systems and infotainment solutions for the world’s leading automakers

•
Integrated more than 1 billion BAW filters into transmit and receive applications

Proxy Statement	3

Our Director Nominees

Eight of our currently serving directors have been nominated for election to our Board of Directors (the “Board”) to serve until the 2023 Annual Meeting of Stockholders and until their successors are elected and qualified or until their earlier resignation or removal. Additional information on each nominee may be found below under “Election of Directors.” The following table lists the eight nominees, their age, the year such nominees were first elected as directors of the Company, their principal occupation, their independence status, their Board committee memberships as of March 1, 2022, and the number of other public company boards on which they serve.
Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Other Public Company Boards
Liam K. Griffin Chairman of the Board	55	2016	Chairman, CEO and President, Skyworks Solutions		—	1
Christine King Lead Independent Director	72	2014	Retired Executive Chairman, QLogic	•	AC, CC (C)	—
Alan S. Batey	59	2019	Retired EVP and President of North America, General Motors	•	NCGC	—
Kevin L. Beebe	63	2004	President and CEO, 2BPartners	•	NCGC (C)	2
Eric J. Guerin	50	2022	CFO, CDK Global	•	—	1
Suzanne E. McBride	53	2022	COO, Iridium Communications	•	—	1
David P. McGlade	61	2005	Retired Executive Chairman, Intelsat	•	AC (C), CC	—
Robert A. Schriesheim	61	2006	Chairman, Truax Partners	•	AC, CC	1
“AC” indicates Audit Committee, “CC” indicates Compensation Committee, “NCGC” indicates Nominating and Corporate Governance Committee, and “(C)” indicates Committee Chair
The eight director nominees standing for reelection to the Board have diverse backgrounds, skills, and experiences. We believe their varied backgrounds contribute to an effective and well-balanced Board that is able to provide valuable insight to, and effective oversight of, our senior management team.

4	Proxy Statement

Corporate Governance Highlights

The Company has a proven track record of sound and effective corporate governance practices and policies, including those highlighted below.
Corporate Governance Best Practices
Annually Elected Directors	All of our directors are elected annually
Majority Vote Standard	In uncontested elections, directors are elected by a majority of votes cast
Lead Independent Director	Initially established in 2014, the Lead Independent Director role has a robust set of duties set forth in our corporate governance guidelines
Executive Sessions	Our independent directors regularly meet in executive sessions without management, with the Lead Independent Director presiding
Independent Board Committees	All members of the Board’s three standing committees are independent directors
Board Refreshment	Our Board regularly takes steps to refresh its membership, most recently appointing Mr. Guerin and Ms. McBride in early 2022
Risk Assessment	Our Board and its committees regularly review management’s processes for identifying, assessing, and managing risks
Annual Board Assessment	The Nominating and Corporate Governance Committee oversees an annual evaluation of the effectiveness of the Board, each committee, and individual directors
Executive Succession Plan	The Board periodically reviews and approves the executive succession plan in consultation with the Compensation Committee and the Chief Executive Officer
No “Poison Pill”	The Board has not adopted a “poison pill”
Stock Ownership Requirements	All directors and executive officers are subject to robust stock ownership requirements
Prohibition on Pledging	We prohibit our directors and employees from pledging Company securities
Special Meeting Right	Our stockholders have the right to call a special meeting of the Company’s stockholders
Proxy Access	Eligible stockholders may nominate their own director nominees to be included in the Company’s proxy materials
Regular Stockholder Engagement	We regularly conduct outreach to our stockholders to understand their perspectives on governance matters

Proxy Statement	5

Compensation Highlights

Under our pay-for-performance philosophy, we believe that executive compensation should be strongly aligned with the interests of our long-term stockholders. As a result, a substantial portion of each Named Executive Officer’s annual compensation is tied to Company performance and stock price performance. The charts below show the target total direct compensation mix for fiscal year 2021 for our Chief Executive Officer and the average for the other Named Executive Officers, in each case reflecting actual salary, target short-term incentive award, and the grant date fair value of long-term stock-based compensation awards.

6	Proxy Statement

Stockholder Engagement

Responsiveness to the Company’s stockholders is a critical part of our commitment to good corporate governance. As noted in the list of best practices above, we regularly conduct outreach to our stockholders to understand their perspectives on governance matters. Most recently, we engaged in formal stockholder outreach following the 2021 Annual Meeting. We solicited feedback from more than thirty of our largest institutional stockholders representing approximately 51% of the Company’s shares outstanding, and held engagement meetings as follows:
The primary topic of conversation in most engagement meetings was the Company’s executive compensation program. Many stockholders, while supporting the majority of the Company’s compensation policies, nonetheless suggested modifications to specific plan designs, including to the metrics, performance periods, and vesting periods under the Company’s long-term stock-based compensation program. After considering this input from our stockholders, as well as evaluating practices related to executive compensation by public companies generally, and our peer group specifically, our Compensation Committee committed to several key responsive changes to the Company’s compensation program. The following changes were adopted after the conclusion of the Company’s fiscal year 2021 and therefore generally apply beginning with the compensation program for the Company’s fiscal year ending September 30, 2022 (“fiscal year 2022”):
November 2019 One-Time Awards	No one-time awards granted to Named Executive Officers in 2020 or 2021 and no future one-time grants anticipated
Long-Term Equity: FY 2022 Performance Share Award Design
Transitioned from design win metric (non-disclosable) to relative EBITDA margin metric (disclosable)
Extended performance period to two years for relative EBITDA margin metric
Extended vesting period to two years for one-year emerging revenue growth metric
Set target performance at 55th percentile of peer group for both relative EBITDA margin and TSR metrics

Compensation Peer Group	Adjusted peer group to remove certain large comparator companies and improve comparability
Clawback Policy	Adopted a clawback policy that provides for recovery of incentive compensation from executive officers in the event of a financial restatement

Proxy Statement	7

PROPOSAL 1:
ELECTION OF DIRECTORS
Under this Proposal 1, you are being asked to consider eight nominees for election to our Board of Directors to serve until the 2023 Annual Meeting of Stockholders and until their successors are elected and qualified or until their earlier resignation or removal. Each nominee for election has agreed to serve if elected, and the Board knows of no reason why any nominee should be unable or unwilling to serve. If a nominee is unable or unwilling to serve, the attorneys-in-fact named in this Proxy Statement will vote any shares represented at the meeting by proxy for the election of another individual nominated by the Board, if any. No nominee or executive officer is related by blood, marriage, or adoption to any other director, nominee, or executive officer. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.
Timothy R. Furey, age 63, and Kimberly S. Stevenson, age 59, have served as directors since 1998 and 2018, respectively, and are not director nominees up for reelection at the Annual Meeting. As a result, the number of directors constituting the Board will be reduced from ten (10) to eight (8) effective upon the election of directors at the Annual Meeting. Proxies cannot be voted for a greater number of individuals than the number of nominees named in this Proxy Statement. The Nominating and Corporate Governance Committee is currently conducting a search for another director with the current intention of increasing the size of the Board to nine (9) directors as soon as practicable.
The following table lists the eight nominees for election as directors, the year such nominees were first elected as directors of the Company, and their Board committee memberships as of March 1, 2022. The table also lists the number of meetings held by each committee during fiscal year 2021.

	Director Since		Committee Memberships
Name		Independent	AC	CC	NCGC
Liam K. Griffin, Chairman of the Board	2016
Christine King, Lead Independent Director	2014	•	•	C
Alan S. Batey	2019	•			•
Kevin L. Beebe	2004	•			C
Eric J. Guerin	2022	•
Suzanne E. McBride	2022	•
David P. McGlade	2005	•	C	•
Robert A. Schriesheim	2006	•	•	•
Number of Meetings in FY2021			8	5	3
“AC” indicates Audit Committee, “CC” indicates Compensation Committee, “NCGC” indicates Nominating and Corporate Governance Committee, and “C” indicates Committee Chair
8	Proxy Statement

Immediately below this proposal is biographical information about each of the director nominees, including information regarding each nominee’s business experience for the past five years, and the names of other public companies for which each nominee has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes, and skills that led our Nominating and Corporate
Governance Committee and our Board to conclude that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty, and adherence to high ethical standards. They have each demonstrated business acumen, an ability to exercise sound judgment, knowledge of our business and industry, and the willingness to devote the time needed to be an effective director.

Majority Vote Standard for Election of Directors

A nominee for election as a director in an uncontested election (an election where the number of nominees for election as directors is equal to or less than the number of directors to be elected) will be elected if the number of votes cast “FOR” such nominee’s election exceeds the number of votes cast “AGAINST” the nominee’s election. In a contested election (in which the number of nominees for election as directors exceeds the number of directors to be elected at such meeting), directors are elected by a plurality of all votes cast in such election. The election of directors at this Annual Meeting is uncontested. As a result, each nominee for election as a director at the Annual Meeting will only be elected if the votes cast “FOR” such nominee exceed the number of votes cast “AGAINST” such nominee. As required by our corporate governance guidelines, which are available on the Investor Relations portion of the Company’s website at www.skyworksinc.com, each incumbent director who is a nominee for election as a director at the Annual Meeting submitted to the Board an irrevocable resignation that would become effective if the votes cast “FOR” such nominee’s election do not exceed the votes cast “AGAINST” such nominee’s election and our Board determines to accept his or her resignation. Upon such resignation by a nominee and pursuant to the procedures set forth in the corporate governance guidelines, the Nominating and Corporate Governance Committee will evaluate the best interests of our Company and stockholders and will recommend to our Board the action to be taken with respect to the resignation. The Board will then decide whether to accept, reject, or modify the Nominating and Corporate Governance Committee’s recommendation, and the Company will publicly disclose such decision by the Board with respect to the director nominee.
Shares represented by all proxies received by the Board that are properly completed, but do not specify a choice as to the election of directors, will be voted “FOR” the election of all eight of the nominees.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the eight nominees in Proposal 1

Proxy Statement	9

Nominees for Election

Liam K. Griffin, Chairman, Chief Executive Officer and President	Director since: 2016 • Age: 55
Prior to his appointment as Chairman of the Board in May 2021, Mr. Griffin had served as Chief Executive Officer and a director since May 2016 and as President since May 2014. He served as Executive Vice President and Corporate General Manager from November 2012 to May 2014, Executive Vice President and General Manager, High Performance Analog from May 2011 to November 2012, and Senior Vice President, Sales and Marketing from August 2001 to May 2011. Previously, Mr. Griffin was employed by Vectron International, a division of Dover Corp., as Vice President of Worldwide Sales from 1997 to 2001 and as Vice President of North American Sales from 1995 to 1997.
Qualifications: We believe that Mr. Griffin’s qualifications to serve as a director include his strong relationships with Skyworks’ key customers, investors, employees, and other stakeholders, as well as his deep understanding of the semiconductor industry and its competitive landscape gained through serving in several different executive positions at Skyworks.
Committee(s) • None Other Public Company Boards Current • National Instruments Corporation Past 5 Years • Vicor Corporation (until 2019)
Christine King, Lead Independent Director	Director since: 2014 • Age: 72
Ms. King has been Lead Independent Director since 2019. She served as Executive Chairman of QLogic Corporation (a publicly traded developer of high-performance server and storage networking connectivity products) from August 2015 until August 2016, when it was acquired by Cavium, Inc. Previously, she served as Chief Executive Officer of Standard Microsystems Corporation (a publicly traded developer of silicon-based integrated circuits utilizing analog and mixed-signal technologies) from 2008 until the company’s acquisition in 2012 by Microchip Technology, Inc. Prior to Standard Microsystems, Ms. King was Chief Executive Officer of AMI Semiconductor, Inc., a publicly traded company, from 2001 until it was acquired by ON Semiconductor Corp. in 2008.
Qualifications: We believe that Ms. King’s qualifications to serve as a director include her extensive management and operational experience in the high-tech and semiconductor industries as well as her significant strategic and financial expertise.

Committee(s)
•
Audit

•
Compensation (Chair)

Other Public Company Boards
Current
•
None

Past 5 Years
•
Allegro MicroSystems, Inc. (until 2021)

•
IDACORP, Inc. (until 2021)

•
Cirrus Logic, Inc. (until 2018)

10	Proxy Statement

Alan S. Batey	Director since: 2019 • Age: 59
Mr. Batey served as Executive Vice President and President of North America for General Motors Company (a publicly traded automotive manufacturer), as well as the Global Brand Chief for Chevrolet, a division of General Motors Company, from 2014 until 2019. His career spans more than 39 years with General Motors where he held various senior management positions in operations, marketing, and sales around the world.
Qualifications: We believe that Mr. Batey’s qualifications to serve as a director include his extensive senior management experience at General Motors, where he developed expertise on a broad set of complex strategic, operational, and technological matters involving the automotive industry, an industry that is expected to be a growth market for the Company.
Committee(s) • Nominating and Corporate Governance Other Public Company Boards Current • None Past 5 Years • None
Kevin L. Beebe	Director since: 2004 • Age: 63
Mr. Beebe has been President and Chief Executive Officer of 2BPartners, LLC (a partnership that provides strategic, financial, and operational advice to private equity investors and management) since 2007. In 2014, Mr. Beebe became a founding partner of Astra Capital Management (a private equity firm based in Washington, D.C.). Previously, beginning in 1998, he was Group President of Operations at ALLTEL Corporation (a telecommunications services company).
Qualifications: We believe that Mr. Beebe’s qualifications to serve as a director include his two decades of experience as an operating executive in the wireless telecommunications industry as well as his experience and relationships gained from advising leading private equity firms that are transacting business in the global capital markets.

Committee(s)
•
Nominating and Corporate Governance (Chair)

Other Public Company Boards
Current
•
SBA Communications Corporation

•
Frontier Communications Parent, Inc. (formerly Frontier Communications Corporation)

Past 5 Years
•
Altimar Acquisition Corporation (until 2021)

•
Altimar Acquisition Corp. II (until 2021)

•
NII Holdings, Inc. (until 2019)

Proxy Statement	11

Eric J. Guerin	Director since: 2022 • Age: 50
Mr. Guerin serves as Executive Vice President and Chief Financial Officer of CDK Global, Inc. (a publicly traded provider of integrated technology solutions to the automotive industry), a position he has held since January 2021. From 2016 to 2021, he served as Division Vice President and sector Chief Financial Officer at Corning Glass Technologies, a division of Corning Inc. (a publicly traded innovator in materials science). Previously, he served in financial leadership roles at Flowserve Corporation, Novartis Corporation, Johnson & Johnson Services Inc., and AstraZeneca PLC, each a publicly traded company or subsidiary thereof.
Qualifications: We believe that Mr. Guerin’s qualifications to serve as a director include his financial and operational expertise, together with his extensive engagements within Asia-Pacific markets.
Committee(s) • None Other Public Company Boards Current • Natus Medical Incorporated Past 5 Years • None
Suzanne E. McBride	Director since: 2022 • Age: 53
Ms. McBride serves as Chief Operations Officer for Iridium Communications, Inc. (a publicly traded operator of a satellite-based global communications network). Prior to rejoining Iridium in February 2019, where she had previously served from 2007 to 2016 in various leadership roles, Ms. McBride was Senior Vice President and Chief Operations Officer for OneWeb (a privately held company building a space-based global communications network that filed a voluntary petition for Chapter 11 bankruptcy protection on March 27, 2020) from June 2016 to January 2019. Earlier in her career, she held a series of increasingly senior positions in technology and operations with Motorola Solutions, Inc. (a publicly traded telecommunications company), and General Dynamics Corporation (a publicly traded aerospace and defense company).
Qualifications: We believe that Ms. McBride’s qualifications to serve as a director include her extensive strategy and operations expertise developed through twenty-five years of experience within the wireless technology industry.
Committee(s) • None Other Public Company Boards Current • Iridium Communications, Inc. Past 5 Years • None

12	Proxy Statement

David P. McGlade	Director since: 2005 • Age: 61
Mr. McGlade served as Executive Chairman of Intelsat S.A. (a publicly traded worldwide provider of satellite communication services) from April 2015 to March 2018, prior to which he had served as Chairman since April 2013 and Chief Executive Officer since April 2005. He retired as Chairman of Intelsat in February 2022. Previously, Mr. McGlade served as an Executive Director of mmO2 PLC and as the Chief Executive Officer of O2 UK (a subsidiary of mmO2), a position he held from October 2000 until March 2005.
Qualifications: We believe that Mr. McGlade’s qualifications to serve as a director include his significant operational, strategic, and financial acumen, as well as his knowledge about global capital markets, developed over more than three decades of experience in the telecommunications business.
Committee(s) • Audit (Chair) • Compensation Other Public Company Boards Current • None Past 5 Years • Intelsat S.A. (until 2022)
Robert A. Schriesheim	Director since: 2006 • Age: 61
Mr. Schriesheim currently serves as chairman of Truax Partners LLC (a consulting firm). He served as Executive Vice President and Chief Financial Officer of Sears Holdings Corporation (a publicly traded nationwide retailer) from August 2011 to October 2016. From January 2010 to October 2010, Mr. Schriesheim was Chief Financial Officer of Hewitt Associates, Inc. (a global human resources consulting and outsourcing company that was acquired by Aon Corporation). From October 2006 until December 2009, he was the Executive Vice President and Chief Financial Officer of Lawson Software, Inc. (a publicly traded ERP software provider).
Qualifications: We believe that Mr. Schriesheim’s qualifications to serve as a director include his extensive knowledge of the capital markets and corporate financial capital structures, his expertise evaluating and structuring merger and acquisition transactions within the technology sector, and his experience gained through leading companies through major strategic and financial corporate transformations.

Committee(s)
•
Audit

•
Compensation

Other Public Company Boards
Current
•
Houlihan Lokey, Inc.

Past 5 Years
•
Frontier Communications Corporation (until 2021)

•
NII Holdings, Inc. (until 2019)

•
Forest City Realty Trust (until 2018)

Proxy Statement	13

The table below summarizes the key qualifications and attributes relied upon by the Board in nominating eight of our current directors for election. Marks indicate specific areas of focus or expertise relied on by the Board. The lack of a mark in a particular area does not necessarily signify a director’s lack of qualification or experience in such area.

14	Proxy Statement

Board Diversity Matrix

The following matrix includes all directors serving as of March 1, 2022.

Board Diversity Matrix (As of March 1, 2022)				
Total Number of Directors	10			
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity				
Directors	3	6		1
Part II: Demographic Background				
African American or Black		1		
Alaskan Native or Native American				
Asian				
Hispanic or Latinx				
Native Hawaiian or Pacific Islander				
White	3	5		
Two or More Races or Ethnicities				
LGBTQ+				
Did Not Disclose Demographic Background	1

Proxy Statement	15

Corporate Governance

Stockholder Engagement
Responsiveness to the Company’s stockholders is a critical part of our commitment to good corporate governance. As noted in the list of best practices in the Proxy Statement Summary further above, we regularly conduct outreach to our stockholders to understand their perspectives on governance matters. Most recently, we engaged in formal stockholder outreach following the 2021 Annual Meeting. We solicited feedback from more than thirty of our largest institutional stockholders representing approximately 51% of the Company’s shares outstanding. Institutions representing approximately 45% of the Company’s shares outstanding, including eighteen of our twenty largest stockholders, responded to our outreach. Our Company management held subsequent engagement meetings with stockholders representing approximately 39% of the Company’s shares outstanding, including eight of our ten largest stockholders, with Ms. King joining more than a dozen meetings with stockholders representing approximately 34% of the Company’s shares outstanding.
Specifically, in addition to covering compensation-related topics during our subsequent conversations, as discussed below under “Compensation Discussion and Analysis,” we solicited and received feedback from institutional stockholders on various key governance and disclosure topics, including the following:
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Board Refreshment:   Our institutional stockholders generally agreed with the Company’s approach to board refreshment, including the phased retirement of long-tenured directors. Many encouraged the Company to appoint new directors that would add to the diversity of backgrounds on our Board. In addition to our recent addition of two new directors, Mr. Guerin and Ms. McBride, our Nominating and Corporate Governance Committee is currently conducting a search for another director.

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Sustainability Disclosure:   Our institutional stockholders were pleased with the additional disclosure contained in our sustainability report released in 2021, which included our first-time alignment with the Sustainability Accounting Standards Board (SASB) disclosure framework. Some stockholders encouraged the Company to add disclosure in upcoming reports on various topics, including oversight by the Board of environmental, social, and governance (“ESG”) issues, specific environmental targets (such as carbon emissions reduction), and our efforts to combat human rights abuses in our supply chain. We intend to include responsive disclosures in our next sustainability report, which is scheduled to be published in spring 2022.

•
Workforce Diversity Disclosure:   While our institutional stockholders were pleased with the disclosure in our sustainability report released in 2021 regarding gender and ethnic diversity in our U.S. workforce, several requested that we also share the data from our annual Employment Information Report (“EEO-1”) filings with the Equal Employment Opportunity Commission. In response, we posted on our website the Company’s EEO-1 reports for both 2019 and 2020, and we intend to post future reports as they are finalized.

•
Supermajority Voting Provisions:   Following the approval of a stockholder proposal at our 2021 Annual Meeting regarding supermajority voting provisions in our Restated Certificate of Incorporation, as amended, which we refer to as our Charter, our institutional stockholders generally agreed with the Company’s intention to include management proposals at the Annual Meeting in 2022 that would eliminate all remaining supermajority voting provisions in our Charter. Those proposals are included as Proposals 4-7 herein.

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Our Board values the opinions expressed by our stockholders and will continue to consider the voting results from stockholder meetings, as well as feedback obtained through our regular stockholder engagement efforts, when making future decisions regarding corporate governance matters.
Board of Director Meetings
The Board met eight (8) times during fiscal year 2021. During fiscal year 2021, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served, with the exception of Mr. Furey, who is not a nominee for reelection at the Annual Meeting and attended 74% of such aggregate number of meetings. The Company’s policy with respect to directors’ attendance at the Annual Meeting is included in our corporate governance guidelines, which are available on the Investor Relations portion of the Company’s website at www.skyworksinc.com. At the 2021 Annual Meeting, each director then in office was in attendance.
Director Independence
Each year, the Board reviews the relationships that each director has with the Company and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of the applicable Listing Rules of the Nasdaq Stock Market LLC (the “Nasdaq Rules”) and who the Board affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director are considered to be independent directors. The Board has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members’ current and historic relationships with the Company and its competitors, suppliers, and customers; their relationships with management and other directors; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which a member of the Company’s Board of Directors is a director or executive officer. After evaluating these factors, the Board has determined that nine of the ten members of the Board, namely, Alan S. Batey, Kevin L. Beebe, Timothy R. Furey, Eric J. Guerin, Suzanne E. McBride, Christine King, David P. McGlade, Robert A. Schriesheim, and Kimberly S. Stevenson, do not have any relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and that each such director is an independent director of the Company within the meaning of applicable Nasdaq Rules.
Corporate Governance Guidelines
The Board has adopted corporate governance practices to help fulfill its responsibilities to the stockholders in overseeing the work of management and the Company’s business results. These guidelines are intended to ensure that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations, as needed, and to make decisions that are independent of the Company’s management. In addition, the guidelines are intended to align the interests of directors and management with those of the Company’s stockholders. A copy of the Company’s corporate governance guidelines is available on the Investor Relations portion of the Company’s website at www.skyworksinc.com.
In accordance with these corporate governance guidelines, independent members of the Board of the Company met in executive session without management present four (4) times during fiscal year 2021. The Lead Independent Director served as presiding director for these meetings.
Code of Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We make available our code of business conduct and ethics

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free of charge through our website at www.skyworksinc.com. We intend to disclose any amendments to, or waivers from, our code of business conduct and ethics that are required to be publicly disclosed by posting any such amendment or waivers on our website pursuant to requirements of the Securities and Exchange Commission (the “SEC”) and Nasdaq Rules.
Executive Officer and Director Stock Ownership Requirements
As described in detail below under “Compensation Discussion and Analysis,” we have adopted Executive Officer and Director Stock Ownership programs that require our executive officers (including those Named Executive Officers who are still currently serving as executive officers) and non-employee directors to hold a significant equity interest in Skyworks with the objective of more closely aligning the interests of our executive officers and directors with those of our stockholders. All of our Named Executive Officers and directors have met the stock ownership guidelines as of the date hereof  (with the exception of Mr. Guerin and Ms. McBride, who are not required to comply with the guidelines until the fifth anniversary of their appointments to the Board).
Board Leadership Structure
Our Board selects the Company’s Chairman of the Board and Chief Executive Officer in the manner it determines to be in the best interests of the Company at the time. Our former Chairman of the Board, Mr. Aldrich, served as the Chairman of the Board from May 2014 until his retirement in May 2021. Our current Chairman and Chief Executive Officer, Mr. Griffin, was appointed by our Board in May 2016 to succeed Mr. Aldrich as Chief Executive Officer and also to serve as a director, and was appointed by our Board in May 2021 to succeed Mr. Aldrich as Chairman of the Board. The Board believes that this leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing both the Board and management to benefit from Mr. Griffin’s experience and skills developed over nearly twenty years at the Company serving in executive roles.
Importantly, the Board has a strong and empowered Lead Independent Director who provides an effective independent voice in our leadership structure. In May 2014, at the time of Mr. Aldrich’s appointment as Chairman of the Board, our Board first appointed an independent director within the meaning of applicable Nasdaq Rules (see above under “Director Independence”) to serve as the Lead Independent Director. Ms. King was appointed in May 2019 to be the current Lead Independent Director.
The duties of the Lead Independent Director, as set forth in our corporate governance guidelines, include the following:
•
presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•
calling meetings of the independent directors, as he or she deems appropriate, and assuring that the independent directors meet independently at least twice each year;

•
providing leadership to the Board if circumstances arise in which the Chairman of the Board may be, or may be perceived to be, in conflict with the interests of the Company and its stockholders with regard to a particular matter;

•
facilitating communications and serving as a liaison, when necessary, between the independent directors and the Chairman of the Board and/or the Chief Executive Officer;

•
consulting with the Chairman of the Board in the preparation of the schedules, agendas, and information provided to the Board for each meeting, and ensuring that there is sufficient time at each meeting for discussion of all agenda items;

•
retaining independent advisors on behalf of the Board as the Board or the independent directors may deem necessary or appropriate; and

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•
being available for consultation and direct communication upon the reasonable request of major stockholders.

The Board believes our current leadership structure is appropriate and that the duties of the Lead Independent Director appropriately and effectively complement the duties of the Chairman of the Board.
Stockholder Communications
Our stockholders may communicate directly with the Board as a whole or to individual directors by letter addressed directly to such individual or individuals at the following address:
c/o Skyworks Solutions, Inc.
5260 California Avenue
Irvine, CA 92617
Attention: Secretary
The Company will forward to each director to whom such communication is addressed, and to the Chairman of the Board in his capacity as representative of the entire Board, any mail received at the Company’s corporate office to the address specified by such director and the Chairman of the Board.

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Committees of the Board of Directors

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.
Audit Committee
We have established an Audit Committee consisting of the following individuals, each of whom the Board has determined is “independent” within the meaning of applicable Nasdaq Rules and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Mr. McGlade (Chairman), Mr. Furey, Ms. King, and Mr. Schriesheim.
The primary responsibility of the Audit Committee is the oversight of the quality and integrity of the Company’s financial statements, the Company’s internal financial and accounting processes, and the independent audit process. Additionally, the Audit Committee has the responsibilities and authority necessary to comply with Rule 10A-3 under the Exchange Act. The Audit Committee meets privately with the independent registered public accounting firm, reviews their performance and independence from management, and has the sole authority to retain and dismiss the independent registered public accounting firm. These and other aspects of the Audit Committee’s authority are more particularly described in the Company’s Audit Committee Charter, which the Board adopted, is reviewed annually by the committee, and is available on the Investor Relations portion of our website at
www.skyworksinc.com.
The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided to the Company by its independent registered public accounting firm, KPMG LLP. The policy requires that all services provided by KPMG LLP, including audit services and permitted audit-related and non-audit services, be preapproved by the Audit Committee. The Audit Committee preapproved all audit and non-audit services provided by KPMG LLP for fiscal year 2021. The Audit Committee met eight (8) times during fiscal year 2021.
Audit Committee Financial Expert
The Board has determined that each of Mr. McGlade (Chairman), Ms. King, and Mr. Schriesheim meets the qualifications of an “audit committee financial expert” under SEC rules and the qualifications of  “financial sophistication” under the applicable Nasdaq Rules, and qualifies as “independent” as defined under the applicable Nasdaq Rules.
Compensation Committee
We have established a Compensation Committee consisting of the following individuals, each of whom the Board has determined is “independent” within the meaning of applicable Nasdaq Rules and a non-employee director within the meaning of Rule 16b-3 under the Exchange Act: Ms. King (Chairman), Mr. McGlade, and Mr. Schriesheim. The Compensation Committee met five (5) times during fiscal year 2021. The functions of the Compensation Committee include establishing the appropriate level of compensation, including short- and long-term incentive compensation of the Chief Executive Officer, all other executive officers, and any other officers or employees who report directly to the Chief Executive Officer. The Compensation Committee also administers Skyworks’ equity-based compensation plans. The Compensation Committee’s authority to grant equity awards to the Company’s executive officers may not be delegated to the Company’s management or others. The Board has adopted a written charter for the Compensation Committee, and it is available on the Investor Relations portion of the Company’s website at www.skyworksinc.com.
The Compensation Committee has engaged Aon/Radford Consulting (“Aon/Radford”) to assist it in determining the components and amounts of executive compensation. The consultant reports directly to the Compensation Committee, through its Chairman, and the Compensation Committee retains the right to terminate or replace

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the consultant at any time. The process and procedures followed by the Compensation Committee in considering and determining executive and director compensation are described below under “Compensation Discussion and Analysis.”
Nominating and Corporate Governance Committee
We have established a Nominating and Corporate Governance Committee consisting of the following individuals, each of whom the Board has determined is “independent” within the meaning of applicable Nasdaq Rules: Mr. Beebe (Chairman), Mr. Batey, Mr. Furey, and Ms. Stevenson. The Nominating and Corporate Governance Committee met three (3) times during fiscal year 2021. The Nominating and Corporate Governance Committee is responsible for evaluating and recommending individuals for election or reelection to the Board and its committees, including any recommendations that may be submitted by stockholders, as well as the evaluation and recommendation of corporate governance policies. The Nominating and Corporate Governance Committee oversees the annual evaluation process for the Board, each committee, and individual directors, by soliciting from each director his or her assessment of the effectiveness of the Board, the committees on which he or she serves, and other individual directors. These and other aspects of the Nominating and Corporate Governance Committee’s authority are more particularly described in the Nominating and Corporate Governance Committee Charter, which the Board adopted and is available on the Investor Relations portion of the Company’s website at www.skyworksinc.com.
Director Nomination Procedures
The Nominating and Corporate Governance Committee evaluates director candidates in the context of the overall composition and needs of the Board, with the objective of recommending a group that can best manage the business and affairs of the Company and represent the interests of the Company’s stockholders using its diversity of experience. The committee seeks directors who possess certain minimum qualifications, including the following:
•
A director must have substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business, or other disciplines relevant to the business of the Company.

•
A director (other than an employee-director) must be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Board or of a Board committee.

•
The committee also considers the following qualities and skills, among others, in its selection of directors and as candidates for appointment to the committees of the Board:

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economic, technical, scientific, academic, financial, accounting, legal, marketing, or other expertise applicable to the business of the Company;

•
leadership or substantial achievement in their particular fields;

•
demonstrated ability to exercise sound business judgment;

•
integrity and high moral and ethical character;

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potential to contribute to the diversity of viewpoints, backgrounds, or experiences of the Board as a whole;

•
capacity and desire to represent the balanced, best interests of the Company as a whole and not primarily a special interest group or constituency;

•
ability to work well with others;

•
high degree of interest in the business of the Company;

•
dedication to the success of the Company;

•
commitment to the responsibilities of a director; and

•
international business or professional experience.

The committee believes that our Board, taken as a whole, should embody a diverse set of skills,

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experiences, and backgrounds in order to better inform its decisions. The committee considers age, tenure, gender, race, and ethnicity, in addition to business experience and other specific areas of focus or expertise, in its holistic approach to assessing and identifying director nominees. With respect to the recent director searches that culminated with the appointment of Mr. Guerin in January 2022 and Ms. McBride in February 2022, the Nominating and Corporate Governance Committee instructed its retained search firms to include in the pool of potential director nominees candidates reflecting gender, racial, and ethnic diversity. Each of Mr. Guerin and Ms. McBride was recommended by the retained search firm that performed the relevant director search. The Nominating and Corporate Governance Committee is currently conducting a search, using a retained search firm, for another director with the current intention of increasing the size of the Board to nine (9) directors as soon as practicable. As with its prior searches, the Nominating and Corporate Governance Committee instructed its retained search firm to include in the pool of potential director nominees candidates reflecting gender, racial, and ethnic diversity.
The committee will also take into account the fact that a majority of the Board must meet the independence requirements of the applicable Nasdaq Rules. The Company expects that a director’s existing and future commitments will not materially interfere with such director’s obligations to the Company. For candidates who are incumbent directors, the committee considers each director’s past attendance at meetings and participation in and contributions to the activities of the Board. The committee identifies candidates for director nominees in consultation with the Chief Executive Officer of the Company and the Chairman of the Board, through the use of search firms or other advisors or through such other methods as the committee deems to be helpful to identify candidates. Once candidates have been identified, the committee confirms that the candidates meet all of the minimum qualifications for director nominees set forth above through interviews, background checks, or any other means that the committee deems to be helpful in the evaluation process. The committee then meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and considering the overall composition and needs of the Board. Based on the results of the evaluation process, the committee recommends candidates for director nominees for election to the Board.
Stockholder Nominees
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders provided such stockholders follow the procedures set forth below. The committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a stockholder or otherwise. Stockholders who wish to nominate director candidates for election at the 2023 Annual Meeting, but who are not to be included in the Company’s proxy materials pursuant to the proxy access provisions in our By-laws, may do so in accordance with the provisions of our By-laws by submitting a written recommendation to the Secretary of the Company at the address below no earlier than the close of business on January 11, 2023, and no later than the close of business on February 10, 2023. In the event that the 2023 Annual Meeting is held more than thirty (30) days before or after the first anniversary of the Company’s 2022 Annual Meeting, then the required notice must be delivered in writing to the Secretary of the Company at the address below no earlier than 120 days prior to the date of the 2023 Annual Meeting and no later than the later of 90 days prior to the 2023 Annual Meeting or the 10th day following the day on which the public announcement of the date of the 2023 Annual Meeting is first made by the Company. For nominees for election to the Board proposed by stockholders to be considered, the recommendation for nomination must be in writing and must include the following information:
•
name of the stockholder, whether an entity or an individual, making the recommendation;

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•
a written statement disclosing such stockholder’s beneficial ownership of the Company’s capital stock;

•
name of the individual recommended for consideration as a director nominee;

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a written statement from the stockholder making the recommendation stating why such recommended candidate would be able to fulfill the duties of a director;

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a written statement from the stockholder making the recommendation stating how the recommended candidate meets the independence requirements established by the SEC and the applicable Nasdaq Rules;

•
a written statement disclosing the recommended candidate’s beneficial ownership of the Company’s capital stock; and

•
a written statement disclosing relationships between the recommended candidate and the Company that may constitute a conflict of interest.

A stockholder (or a group of up to twenty stockholders) who has owned at least three percent of the Company’s outstanding shares of common stock continuously for at least three years, and has complied with the other requirements in the Company’s By-laws, may nominate and include in the Company’s proxy materials a number of director nominees up to the greater of two individuals or 20% of the Board. Written notice of a proxy access nomination for inclusion in our proxy statement for the 2023 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at the address below no earlier than the open of business on December 12, 2022, and no later than the close of business on January 11, 2023. In the event that the 2023 Annual Meeting is held more than thirty (30) days before, or more than sixty (60) days after, the first anniversary of the Company’s 2022 Annual Meeting, then the required notice must be delivered in writing to the Secretary of the Company at the address below no earlier than 150 days prior to the date of the 2023 Annual Meeting and no later than the later of 120 days prior to the 2023 Annual Meeting or the 10th day following the day on which the public announcement of the date of the 2023 Annual Meeting is first made by the Company.
Written notice of proxy access nominations and written recommendations for nomination may be sent to the General Counsel and Secretary of the Company via U.S. mail or expedited delivery service to:
Skyworks Solutions, Inc.
5260 California Avenue
Irvine, California 92617

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Role of the Board of Directors in Risk Oversight

Our Board oversees our risk management processes directly and through its committees. Our management team is responsible for risk management on a day-to-day basis. The role of our Board and its committees is to oversee the risk management activities of our management team. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices.
The following table summarizes the key risk management areas over which the Board and its committees exercise oversight:

Board of Directors	• business strategy	• operational risks
	• capital allocation	• acquisitions
• organizational structure
Audit Committee	• financial reporting	• internal audit function
	• financial and accounting controls and processes	• independent accounting firm • related-party transactions • whistleblower reporting • enterprise risk assessment
• legal and regulatory compliance
• cybersecurity
Compensation Committee	• executive compensation programs, policies and practices • executive performance	• management succession planning • non-employee director compensation
Nominating and Corporate Governance Committee	• Board size, composition, and effectiveness	• ethics policies and practices
	• director skills, experience and diversity • corporate governance policies and practices	• corporate responsibility and sustainability (including ESG programs)
Each committee reports to the Board on a regular basis, including reporting with respect to the committee’s risk oversight activities as well as recommendations on actions requiring approval of the full Board. For example, the Board periodically reviews and approves the executive succession plan in consultation with the Compensation Committee and the Chief Executive Officer. In addition, from time to time the Board will request updates on particular focus areas, such as cybersecurity, sustainability, and human capital management. During fiscal year 2021, at each regularly scheduled meeting of the Board, Company management updated the Board on the impacts of COVID-19 on our business and workforce.
Our Compensation Committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. Our Compensation Committee believes that any such risks are mitigated by:
•
The multiple elements of our compensation packages, including base salary, our annual short-term incentive compensation plan and (for our executive officers and other key employees) equity awards that vest (or are issuable) over multiple years and are intended to motivate employees to take a long-term view of our business.
•
The structure of our short-term incentive compensation plan (described in greater detail in this Proxy Statement under “Compensation Discussion and Analysis”), which is based on (i) a number of different financial and operating performance metrics to avoid employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business, and (ii) performance targets that we believe are appropriately aggressive yet will not require undue risk-taking to achieve. Further, the structure of the short-term incentive compensation plan aids in driving sustained long-term financial performance as the goals and targets from the prior year’s plan are significant factors used in determining goals for the current year’s plan.

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Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors currently consists of, and during fiscal year 2021 consisted of, Ms. King (Chairman), Mr. McGlade, and Mr. Schriesheim. No member of this committee was at any time during fiscal year 2021 an officer or employee of the Company, was formerly an officer of the Company or any of its subsidiaries, or had any employment relationship with the Company or any of its subsidiaries. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, where one of such entity’s executive officers served as a director of the Company or a member of the Compensation Committee.

Certain Relationships and Related Person Transactions

Other than compensation agreements and other arrangements described below under “Information About Executive and Director Compensation,” since October 3, 2020, there has not been a transaction or series of related transactions to which the Company was or is a party involving an amount in excess of  $120,000 and in which any director, executive officer, holder of more than five percent (5%) of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. Our Board has adopted a written related person transaction approval policy that sets forth the Company’s policies and procedures for the review, approval, or ratification of any transaction required to be reported in its filings with the SEC. The Company’s policy with regard to related person transactions is that all related person transactions between the Company and any related person (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be reviewed by the Company’s General Counsel and approved by the Audit Committee. In addition, the Company’s Code of Business Conduct and Ethics requires that employees discuss with the Company’s Compliance Officer any significant relationship (or transaction) that might raise doubt about such employee’s ability to act in the best interest of the Company.

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PROPOSAL 2:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2022 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP was the independent registered public accounting firm for the Company for fiscal year 2021, and has been the independent registered public accounting firm for the Company since 2002. We are asking the stockholders to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2022.
Representatives of KPMG LLP are expected to attend the Annual Meeting online. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.
Stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s By-laws or other applicable legal requirements. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. The affirmative vote of a majority of the shares present online or represented by proxy at the Annual Meeting and entitled to vote on such matter at the Annual Meeting is required to approve the selection of KPMG LLP as the Company’s independent registered public accounting firm. In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and stockholders’ best interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL YEAR 2022
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Audit Fees

KPMG LLP provided audit services to the Company consisting of the annual audit of the Company’s 2021 consolidated financial statements contained in the Company’s Annual Report on Form 10-K and reviews of the financial statements contained in the Company’s Quarterly Reports on Form 10-Q for fiscal year 2021. The following table summarizes the fees of KPMG LLP billed to the Company for the last two fiscal years.

Fee Category	Fiscal Year 2021 ($)	% of Total (%)	Fiscal Year 2020 ($)	% of Total (%)
Audit Fees(1)	2,656,000	92.7	2,437,150	95.5
Tax Fees(2)	210,000	7.3	115,115	4.5
Total Fees	2,866,000	100	2,552,265	100

(1)
Audit fees consist of fees for the audit of our annual financial statements, review of the interim financial statements included in our quarterly reports on Form 10-Q, statutory audits and related filings in various foreign locations, and audit procedures related to acquisition activity during fiscal years 2021 and 2020. Fiscal year 2021 and 2020 audit fees included fees for services incurred in connection with rendering an opinion under Section 404 of the Sarbanes-Oxley Act. Fiscal year 2021 and 2020 audit fees also included fees for the review of registration statement auditor consents to incorporate by reference prior year financial statement opinions in Form S-3 and Form S-8 filings, respectively.

(2)
Tax fees consist of fees for tax compliance, tax advice, and tax planning services. Tax compliance services, which primarily relate to the review of our U.S. tax returns, accounted for $210,000 and $104,615 of the total tax fees for fiscal years 2021 and 2020, respectively.

In 2003, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided to the Company by its independent registered public accounting firm, KPMG LLP. The policy requires that all services provided by KPMG LLP, including audit services and permitted audit-related and non-audit services, be preapproved by the Audit Committee. The Audit Committee preapproved all audit and non-audit services provided by KPMG LLP during fiscal year 2021 and our fiscal year ended October 2, 2020 (“fiscal year 2020”).

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REPORT OF THE AUDIT COMMITTEE
The Audit Committee of Skyworks’ Board of Directors is responsible for providing independent, objective oversight of Skyworks’ accounting functions and internal controls. Four directors served on the Audit Committee for all of fiscal year 2021, each of whom is independent within the meaning of applicable Nasdaq Rules and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act. The Audit Committee operates under a written charter approved by the Board.
Management is responsible for the Company’s internal control and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of Skyworks’ consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report concerning such financial statements. In addition, the Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s internal controls and for issuing an opinion on the effectiveness thereof. The Audit Committee’s responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the Audit Committee met with management and representatives of KPMG LLP, the Company’s independent registered public accounting firm, and reviewed and discussed the audited financial statements for fiscal year 2021, results of the internal and external audit examinations, evaluations of the Company’s internal controls, and the overall quality of Skyworks’ financial reporting. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures from its independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board and the SEC regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures that were received by the committee from such firm.
Based upon the Audit Committee’s review and discussions described above, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for fiscal year 2021, as filed with the SEC.
The Audit Committee
David P. McGlade, Chairman
Timothy R. Furey
Christine King
Robert A. Schriesheim

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PROPOSAL 3:
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY” VOTE)
We are providing our stockholders with the opportunity to vote to approve, on a non-binding basis, the compensation of our Named Executive Officers as described below under “Information About Executive and Director Compensation” pursuant to Section 14A of the Exchange Act. As we describe below under “Compensation Discussion and Analysis,” our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders.
Our Board is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this Proxy Statement.
As an advisory vote, this proposal is not binding and will not overrule any decision by the Company or the Board (or any committee thereof), nor will it create or imply any change or addition to the fiduciary duties of the Company or the Board (or any committee thereof). However, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. The next non-binding “say-on-pay” vote is scheduled to be held at our 2023 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” PROPOSAL 3
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INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION
Summary and Highlights

Our Executive Compensation Program Reflects Our Pay-for-Performance Philosophy
•
Response to “Say-on-Pay” Vote at 2021 Annual Meeting.   Following our 2021 Annual Meeting, we solicited feedback on our fiscal year 2020 compensation program from our largest institutional stockholders, with Ms. King, the chairman of our Compensation Committee, taking a leading role in our stockholder outreach. After considering the input received from our stockholders, as well as evaluating practices related to executive compensation by public companies generally, and our peer group specifically, our Compensation Committee committed to several key responsive changes to the Company’s compensation program, including to the metrics and performance periods under the Company’s long-term stock-based compensation program.

•
Alignment with Stockholder Interests.    We believe that through the combination of our equity-based incentive compensation program and rigorous executive stock ownership guidelines, the interests of our executives are strongly aligned with those of our long-term stockholders — namely, increasing stockholder value over time.
•
High At-Risk Compensation Levels.   The only fixed component of our Named Executive Officers’ annual compensation is base salary. All short-term cash incentive awards and long-term equity incentive awards are tied to Company performance, stock price performance, or both. The charts below show the target total direct compensation mix for fiscal year 2021 for our Chief Executive Officer and the average for the other Named Executive Officers. The target total direct compensation mix for fiscal year 2021 reflects actual salary, target short-term incentive award, the grant date fair value of the annual performance share and restricted stock unit awards, and the grant date fair value of one-time, non-recurring stock-based compensation awards.

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Compensation Best Practices
What We Do
Heavily weight executive compensation toward “at risk,” performance-based compensation
Balance short-term and long-term incentive compensation
Use multi-year vesting for executive officer equity awards
Base half of annual performance share award on three-year relative TSR performance metric
Maintain a clawback policy providing for recovery of incentive compensation from executive officers in the event of a financial restatement
Maintain robust stock ownership guidelines for executive officers and non-executive directors
Structure our executive officer compensation program to encourage appropriate risk-taking
Benchmark pay practices against selected peer companies with whom we compete for executive talent
Solicit advice from the Compensation Committee’s independent compensation consultant
Hold annual “say-on-pay” advisory vote
Conduct regular engagement with stockholders on compensation-related topics
What We Don’t Do
Guarantee bonus payments or base salary increases
Provide single-trigger change-in-control benefits
Provide excise tax gross-up payments in connection with a change in control of the Company
Provide excessive perquisites to our executive officers
Provide retirement or pension benefits to our executive officers that are not available to employees generally
Permit hedging or other forms of speculative transactions by employees or directors
Permit pledging by employees or directors
Allow for the repricing of stock options without stockholder approval
Pay dividends or dividend equivalents on unearned performance shares or restricted stock units
Include “evergreen” provisions or “liberal” change-in-control definitions in our equity incentive award plans

Compensation Discussion and Analysis

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Named Executive Officers
This Compensation Discussion and Analysis section discusses the compensation policies and programs for our Chief Executive Officer, our Chief Financial Officer, and our three next most highly paid executive officers during fiscal year 2021, as determined under the rules of the SEC. We refer to this group of executive officers as our “Named Executive Officers.”
For fiscal year 2021, our Named Executive Officers were:
•
Liam K. Griffin, Chairman, Chief Executive Officer and President;

•
Kris Sennesael, Senior Vice President and Chief Financial Officer;

•
Carlos S. Bori, Senior Vice President, Sales and Marketing;

•
Robert J. Terry, Senior Vice President, General Counsel and Secretary; and

•
Karilee A. Durham, Senior Vice President, Human Resources.

Engagement with Stockholders Regarding Executive Compensation
In evaluating and establishing our executive compensation policies and programs, our Compensation Committee values and actively considers the opinions expressed by our stockholders through the “say-on-pay” advisory vote at each annual stockholder meeting, as well as through our ongoing stockholder engagement efforts. In order to better understand the lack of broad stockholder support for the “say-on-pay” proposal at our 2021 Annual Meeting of Stockholders, the chairman of our Compensation Committee, Ms. King, took a leading role in our formal post-meeting stockholder outreach, in which we solicited feedback on our fiscal year 2020 compensation program from more than thirty of our largest institutional stockholders representing approximately 51% of the Company’s shares outstanding. Our Company management held subsequent engagement meetings with stockholders representing approximately 39% of the Company’s shares outstanding, including eight of our ten largest stockholders, with Ms. King joining more than a dozen meetings with stockholders representing approximately 34% of the Company’s shares outstanding.
During these conversations, our institutional stockholders generally expressed support for the Company’s strategy, performance, and management, with most stockholders who had voted against the “say-on-pay” proposal noting that such opposition had been primarily in response to the one-time stock-based compensation awards made to the Named Executive Officers in November 2019 to address significant retention concerns. Many stockholders, while supporting the majority of the Company’s compensation policies, nonetheless suggested modifications to specific plan designs, including to the metrics and performance periods under the Company’s long-term stock-based compensation program. After considering this input from our stockholders, as well as evaluating practices related to executive compensation by public companies generally, and our peer group specifically, our Compensation Committee committed to several key responsive changes to the Company’s compensation program. The following changes were adopted after the conclusion of the Company’s fiscal year 2021, which is described in this “Compensation Discussion and Analysis” section, and therefore generally apply beginning with the Company’s fiscal year 2022 compensation program:

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November 2019 One-Time Awards	No one-time awards granted to Named Executive Officers in 2020 or 2021 and no future one-time grants anticipated
Long-Term Equity: FY 2022 Performance Share Award Design
Transitioned from design win metric (non-disclosable) to relative EBITDA margin metric (disclosable)
Extended performance period to two years for relative EBITDA margin metric
Extended vesting period to two years for one-year emerging revenue growth metric
Set target performance at 55th percentile of peer group for both relative EBITDA margin and TSR metrics

Compensation Peer Group	Adjusted peer group to remove certain large comparator companies and improve comparability
Clawback Policy	Adopted a clawback policy that provides for recovery of incentive compensation from executive officers in the event of a financial restatement
Approach for Determining Form and Amounts of Compensation
The Compensation Committee, which is composed solely of independent directors within the meaning of applicable Nasdaq Rules and non-employee directors within the meaning of Rule 16b-3 under the Exchange Act and is described above under “Committees of the Board of Directors,” is responsible for determining all components and amounts of compensation to be paid to our Named Executive Officers, as well as any other executive officers or employees who report directly to the Chief Executive Officer. The Compensation Committee sets compensation for the Named Executive Officers, including base salary, short-term incentives, and long-term stock-based incentives, at levels generally intended to be competitive with the compensation of comparable executives in semiconductor companies with which we compete for executive talent and to link the compensation of our Named Executive Officers to improvements in the Company’s financial performance and increases in stockholder value.
Compensation Program Objectives
The objectives of our executive compensation program are to attract, retain, and motivate highly qualified executives to operate our business, and to link the compensation of those executives to improvements in the Company’s financial performance and increases in stockholder value. Accordingly, the Compensation Committee’s goals in establishing our executive compensation program include:
•
ensuring that our executive compensation program is competitive with a group of companies in the semiconductor industry with which we compete for executive talent;

•
providing a base salary that serves as the foundation of a compensation package that attracts and retains the executive talent needed to achieve our business objectives;

•
providing short-term variable compensation that motivates executives and rewards them for achieving Company financial performance targets;

•
providing long-term stock-based compensation that aligns the interest of our executives with stockholders by rewarding them for long-term increases in stockholder value; and

•
ensuring that our executive compensation program is perceived as fundamentally fair to our employees.

Retention of Compensation Consultant
The Compensation Committee has engaged Aon/Radford to assist in determining the components and amount of executive compensation. Aon/Radford reports directly to the Compensation Committee, through its chairman, and the Compensation Committee retains the right to terminate or replace the consultant at any time. The Compensation Committee has considered the relationships that Aon/Radford has with the Company, the members of the Compensation Committee and our executive officers, as well as the policies that Aon/Radford has in place to maintain its independence and objectivity, and has determined that Aon/Radford’s work for the

Proxy Statement	33

Compensation Committee has not raised any conflicts of interest. Company management also purchases published compensation and benefits surveys from Aon/Radford, and on occasion engages certain affiliates of Aon/Radford in various jurisdictions for services unrelated to executive compensation and benefits, engagements for which the Company’s management has not sought the Compensation Committee’s approval. The fees paid to Aon/Radford and its affiliates in fiscal year 2021 for these surveys and additional services did not exceed $120,000.
Use of Comparator Group Data
The Compensation Committee annually compares the components and amounts of compensation that we provide to our Chief Executive Officer and each of the other Named Executive Officers with “Comparator Group” data for each position and uses this comparison data to help inform its review and determination of base salaries, short-term incentives, and long-term stock-based compensation awards, as discussed in further detail below under “Components of Compensation.” For fiscal year 2021, the Compensation Committee approved Comparator Group data consisting of a 50/50 blend of  (i) Aon/Radford survey data of semiconductor companies (where sufficient data was not available in the Aon/Radford semiconductor survey data for a given executive position, the Comparator Group data also included survey data regarding high-technology companies), and (ii) data from the group of 16 publicly traded semiconductor companies listed below. Our selected peer group for fiscal year 2021 remained unchanged from that used by the Compensation Committee for the prior fiscal year. The peer group includes many business competitors, as well as certain larger semiconductor companies with which we compete for executive talent.

Peer Group for Fiscal Year 2021 Compensation(1)
Advanced Micro Devices	KLA Corporation	Microchip Technology	Qorvo
Analog Devices	Lam Research	Micron Technology	QUALCOMM
Applied Materials	Marvell Technology	NVIDIA	Texas Instruments
Broadcom	Maxim Integrated Products	ON Semiconductor	Xilinx

(1)
For the Company’s fiscal year 2022 compensation program, we made adjustments to our peer group to improve comparability. Specifically, we removed Applied Materials, Broadcom, and NVIDIA, all of which are significantly larger than the Company, as measured by multiple factors including market capitalization and annual revenue, and added Western Digital and NXP Semiconductors, both of which are more comparable in size to the Company.

The Compensation Committee generally seeks to make decisions regarding each Named Executive Officer’s compensation that are competitive within the Comparator Group, with consideration given to the executive’s role, responsibility, performance, and length of service. After reviewing the Comparator Group data and considering the input of Aon/Radford, the Compensation Committee established (and the full Board was advised of) the base salary, short-term incentive target, and stock-based compensation for each Named Executive Officer for fiscal year 2021. Aon/Radford advised the Compensation Committee that such components of executive compensation for fiscal year 2021 were competitive for chief executive officers and other executive officers at companies of similar size and complexity in the semiconductor industry.
In determining the compensation of our Chief Executive Officer for fiscal year 2021, the Compensation Committee focused on (i) competitive levels of compensation for chief executive officers who are leading a company of similar size and complexity, (ii) the importance of retaining and incentivizing a chief executive officer with the strategic, financial, and leadership skills necessary to ensure our continued growth and success, (iii) our Chief Executive Officer’s role relative to the other Named Executive Officers, (iv) input from the full Board on our Chief Executive Officer’s performance, and (v) the length of our

34	Proxy Statement

Chief Executive Officer’s service to the Company. Our Chief Executive Officer was not present during the voting or deliberations of the Compensation Committee concerning his compensation.
The Compensation Committee considered the recommendations of the Chief Executive Officer regarding the compensation of the other Named Executive Officers and each of his other direct reports. These recommendations were based on an assessment of each individual’s responsibilities, experience, performance, and contribution to the Company’s performance, and also took into account internal factors such as scope of role and level in the organization, in addition to external factors such as the current environment for attracting and retaining executives.
Components of Compensation
The key elements of compensation for our Named Executive Officers are base salary, short-term incentives, long-term stock-based incentives, and health and welfare benefits. For fiscal year 2021, the Compensation Committee sought to make decisions that would result in each Named Executive Officer’s target total direct compensation being competitive within the Comparator Group, with consideration given to the executive’s role, responsibility, performance, and length of service.
Base Salary
The Compensation Committee determines a competitive base salary for each executive officer using the Comparator Group data and input provided by Aon/Radford. In order to provide flexibility in consideration of differences in individual executives’ scope of responsibilities, length of service, and performance, the Compensation Committee did not target a specific percentile of the Comparator Group for executive officer salaries; however, the salaries of the executive officers were generally near the median of the Comparator Group. The base salary for fiscal year 2021 for each Named Executive Officer, as reflected in the table below, increased on average 4.5% from the Named Executive Officer’s base salary in fiscal year 2020, with increases ranging from 3.9% to 5.7%. Salary increases were based on the market-based salary adjustments recommended by Aon/Radford as well as recommendations by the Chief Executive Officer (for Named Executive Officers other than himself).
	FY2021 Base Salary ($)	FY2020 Base Salary ($)
Liam K. Griffin	1,075,000	1,029,000
Kris Sennesael	560,000	530,000
Carlos S. Bori	475,000	457,000
Robert J. Terry	492,000	473,000
Karilee A. Durham	450,000	432,000

Short-Term Incentives
Overview
Our short-term incentive compensation plan for executive officers is established annually by the Compensation Committee and is intended to motivate and reward executives by tying a significant portion of their total cash compensation to the Company’s achievement of pre-established performance goals that are generally one year or less in duration. The Fiscal Year 2021 Executive Incentive Plan (the “Incentive Plan”) adopted by the Compensation Committee on December 14, 2020, was based on the Company’s achievement of corporate performance goals established on a semi-annual basis during fiscal year 2021.
Consistent with the plan structure from the prior fiscal year, the Incentive Plan was established with two six-month performance periods. The Compensation Committee determined that semi-annual performance periods remained appropriate for fiscal year 2021 in light of continued uncertainties related to the COVID-19 pandemic. As with the prior year, this approach proved to be appropriate for fiscal year 2021, as the performance goals set by the Compensation Committee for the second performance period, as discussed below, reflected a significantly improved business outlook that resulted from greater-than-expected increases in overall demand for our wireless connectivity products.

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Incentive Opportunities
For each executive officer, short-term incentive compensation at the “target” level is designed to be near the median short-term incentive compensation of the Comparator Group. After reviewing Comparator Group data, the Compensation Committee determined that the target incentive under the Incentive Plan, as a percentage of base salary, for each of the Named Executive Officers should not be changed, as compared to the target incentives under the prior year’s short-term incentive plan.
The following table shows the range of short-term incentive compensation that each Named Executive Officer could earn in fiscal year 2021 as a percentage of such executive officer’s annual base salary.
	Threshold	Target	Maximum
Chief Executive Officer	80%	160%	320%
Chief Financial Officer	50%	100%	200%
Other Executive Officers	40%	80%	160%
Performance Goals
In December 2020 and May 2021, the Compensation Committee established performance goals for the applicable semi-annual performance period, with each executive eligible to earn up to half of his or her annual short-term incentive compensation with respect to each six-month period. Under the Incentive Plan, any unearned amounts with respect to the first performance period were to be forfeited and could not be earned later based on performance during the second performance period or full-year performance. Payments under the Incentive Plan were based on achieving revenue and non-GAAP EBITDA performance goals, each of which was weighted at 50% for each respective performance period. EBITDA, for purposes of the non-GAAP EBITDA performance goal, was calculated by adding depreciation and amortization to the Company’s non-GAAP operating income, as publicly reported in the Company’s earnings release for the applicable period.
The target level performance goals were established by the Compensation Committee under the Incentive Plan after reviewing the Company’s historical operating results and growth rates as well as the Company’s expected future results relative to peers and were designed to require significant effort and operational success on the part of our executives and the Company. The threshold level performance goals established by the Compensation Committee under the Incentive Plan in each case exceeded the Company’s actual performance during the corresponding performance period during the prior fiscal year. The maximum level performance goals established by the Compensation Committee have historically been difficult to achieve and are designed to represent outstanding performance that the Compensation Committee believes should be rewarded. The performance goals established for the second half of fiscal year 2021 were based on the Company’s outlook in May 2021 for the remainder of the fiscal year, which included expectations for revenue and non-GAAP EBITDA that were significantly higher than the Company’s original operating plan, resulting in an upward adjustment to the metrics from the preliminary metrics discussed in December 2020.
The performance goals established under the Incentive Plan for fiscal year 2021 were as follows:
	Revenue		Non-GAAP EBITDA
(in millions)	1st Half	2nd Half	1st Half	2nd Half
Threshold	$1,700	$2,018	$730	$855
Target	$1,835	$2,168	$795	$940
Maximum	$1,900	$2,318	$825	$1,025
The Incentive Plan stipulated that payouts to executives following the end of the fiscal year, under either of the performance metrics, were conditioned upon the Company achieving full-year non-GAAP operating income of  $650 million, which is increased from the $500 million threshold that applied for the prior fiscal year. Non-GAAP operating income, for purposes of the Incentive Plan, is based on the Company’s publicly disclosed non-GAAP operating income — which is calculated by excluding from GAAP operating income share-based compensation expense; acquisition-related expenses; amortization of acquisition-related intangibles; settlements,

36	Proxy Statement

gains, losses, and impairments; restructuring-related charges; and certain deferred executive compensation — after accounting for any incentive award payments, including those to be made under the Incentive Plan.
Calculation of Incentive Plan Payments
Under the Incentive Plan, upon completion of the first six months of the fiscal year, the Compensation Committee determined the extent to which the Company’s performance goals for the first performance period were attained, reviewed the CEO’s recommended payouts under the Incentive Plan, and approved the awards to be made under the Incentive Plan with respect to the first performance period. Upon completion of the fiscal year, the Compensation Committee completed the same process with respect to the second performance period. Payments with respect to the first performance period were capped at 100% of the first half target level attributable to the applicable metric, with amounts over the target level held back and paid after the end of the fiscal year upon certification that the Company had achieved its nominal level of non-GAAP operating income for the fiscal year.
Achievement under the performance goals at the “threshold,” “target,” or “maximum” level corresponds to payment under the Incentive Plan at the “threshold,” “target,” or “maximum” percentage, as applicable, with such percentage multiplied by the executive’s base salary for the six-month period and then multiplied by the weighting assigned to that performance goal. The payout for achievement under the performance goals between either the “threshold” and “target” levels or the “target” and “maximum” levels would be based on linear interpolation between the two relevant amounts.
Each executive’s payment under the Incentive Plan is calculated by evaluating achievement of each performance goal individually, determining the portion of the total eligible incentive payment earned with respect to each such performance goal, and totaling the resulting amounts. The Compensation Committee retained the discretion to make payments, upon consideration of recommendations by the Chief Executive Officer, even if the threshold performance metrics were not met or if the nominal level of non-GAAP operating income was not met, or to make payments in excess of the maximum level if the Company’s performance exceeded the maximum metrics. While the Compensation Committee believed it was appropriate to retain this discretion in order to make short-term incentive compensation awards in appropriate extraordinary circumstances, no such adjustments were actually made.
Fiscal Year Results
For the first half of fiscal year 2021, the Company’s revenue and non-GAAP EBITDA achieved were $2,682 million and $1,226 million, respectively, resulting in a short-term compensation award for each Named Executive Officer with respect to such performance period equal to his or her maximum payment level, or 200% of the target payment level. A payment of the target amount was made to each Named Executive Officer in May 2021, with the remainder held back for potential payment following the completion of the fiscal year. For the second half of fiscal year 2021, the Company’s revenue and non-GAAP EBITDA achieved were $2,367 million and $1,050 million, respectively, resulting in a short-term compensation award for each Named Executive Officer with respect to such performance period equal to his or her maximum payment level, or 200% of the target payment level. In determining the Company’s performance for the second half of fiscal year 2021, the Company excluded all impacts to revenue and non-GAAP EBITDA resulting from the acquisition in July 2021 of Silicon Labs’ Infrastructure and Automotive business. In November 2021, upon certifying that the nominal level of non-GAAP operating income had been achieved for the fiscal year, the Compensation Committee approved payment of the short-term incentive achieved with respect to the second performance period as well as payment of the remaining portion of the short-term incentive achieved with respect to the first performance period, which had been held back. The Compensation Committee did not exercise discretion, either upward or downward, to executives’ payments under the Incentive Plan.

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The following table shows the Company’s achievement under the Incentive Plan:
	Revenue		Non-GAAP EBITDA
(in millions)	1st Half	2nd Half	1st Half	2nd Half
Threshold	$1,700	$2,018	$730	$855
Target	$1,835	$2,168	$795	$940
Maximum	$1,900	$2,318	$825	$1,025
Achieved	$2,682	$2,367	$1,226	$1,050
Long-Term Stock-Based Compensation
Overview
The Compensation Committee generally makes long-term stock-based compensation awards to executive officers on an annual basis. Long-term stock-based compensation awards are intended to align the interests of our executive officers with those of our stockholders and to reward our executive officers for increases in stockholder value over periods of time greater than one year. It is the Company’s practice to make stock-based compensation awards to executive officers in November of each year at a prescheduled Compensation Committee meeting. For fiscal year 2021, the Compensation Committee made an annual stock-based compensation award to each of the Named Executive Officers on November 11, 2020, at a regularly scheduled Compensation Committee meeting.
Fiscal Year 2021 Stock-Based Compensation Awards
In making annual stock-based compensation awards to executive officers for fiscal year 2021, the Compensation Committee first reviewed the Comparator Group grant data by executive position. The Compensation Committee used that data to inform its determination of a target dollar value for the long-term stock-based award for each executive officer, as set forth in the table below, targeting awards for fiscal year 2021 that were competitive within the Comparator Group. Each executive officer was granted a performance share award (“PSA”) and a restricted stock unit (“RSU”) award equivalent to sixty percent (60%) and forty percent (40%), respectively, of the dollar value of the executive’s fiscal year 2021 stock-based award, calculating the number of shares subject to each award using the fair market value of the Company’s common stock on the date of such award and an assumption that the Company would achieve the “target” level of performance required to earn the PSA. The Compensation Committee’s rationale for awarding PSAs is to further align the executive’s interest with those of our stockholders by using equity awards that will vest only if the Company achieves pre-established performance metrics, and we believe the Compensation Committee’s decision to award a portion of the PSAs subject to performance metrics measured over a multi-year performance period more closely aligns the executive’s interests with those of our stockholders.

Name	Value of FY21 Stock-Based Award(1)	Number of Shares Subject to PSAs, at Target(2)	Number of Shares Subject to RSUs(2)
Liam K. Griffin	$11,000,000	45,874	30,583
Kris Sennesael	$3,400,000	14,179	9,452
Carlos S. Bori	$2,900,000	12,094	8,062
Robert J. Terry	$2,700,000	11,260	7,506
Karilee A. Durham	$1,900,000	7,923	5,282

(1)
The grant date fair values of these stock-based awards as disclosed further below in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” differ from the values stated above due to the grant date fair value of the PSAs being computed using a Monte Carlo simulation to value the portion of the award related to TSR percentile ranking, in accordance with the provisions of ASC 718.

(2)
Reflects the dollar value of the award, divided by $143.87 per share, which was the closing price of the Company’s common stock on the Nasdaq Global Select Market on November 11, 2020.

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After setting award levels by position and evaluating our business needs for the attraction and retention of executives and employees as well as internal and external circumstances impacting the Company and its employees, the Compensation Committee also reviewed the Comparator Group data to set the aggregate number of shares of the Company’s common stock that would be made available for annual equity awards to eligible non-executive employees of the Company, as a percentage of the total number of the outstanding shares of the Company’s common stock.
FY21 PSAs
The PSAs granted on November 11, 2020 (the “FY21 PSAs”), have both “performance” and “continued employment” conditions that must be met in order for the executive to receive shares underlying the award.
The “performance” condition of the FY21 PSAs compares the Company’s performance under three distinct performance metrics during the applicable performance period against a range of pre-established targets, as follows:

	Percentage of Aggregate Target Level Shares	Performance Period
Target Level Shares with Respect to Emerging Revenue Growth Metric(1)	25%	Fiscal Year 2021
Target Level Shares with Respect to Design Win Metric(2)	25%	Fiscal Year 2021
Target Level Shares with Respect to TSR Percentile Ranking Metric(3)	50%	Fiscal Years 2021-2023

(1)
The emerging revenue growth metric measures the Company’s year-over-year revenue growth in certain key product categories, each of which represents an identified longer-term growth market for the Company.

(2)
The design win metric measures the success of the Company in achieving specific product design wins with a key customer.

(3)
The TSR percentile ranking metric measures the Company’s percentile ranking achieved with respect to its peer group. The peer group for purposes of the TSR percentile ranking metric includes each of the companies in the Philadelphia Semiconductor Index as of November 11, 2020, but excludes any such company that during the three-year performance period is acquired by or merged with (or enters into an agreement to be acquired by or merged with) another entity. For purposes of the PSA award, TSR for the Company and for each company in the peer group is calculated using a starting price and ending price, which consist of the average closing prices for each trading day during the sixty (60) consecutive calendar days ending on, and including, the last trading day before the measurement period begins and the last trading day of the measurement period, respectively, assuming dividend reinvestment and adjusting for stock splits, as applicable.

The semiconductor industry generally and, in particular, many of the markets into which the Company sells its connectivity products, are characterized by constant and rapid technological change, continuous product evolution, and short product life cycles, including annual product refreshes in some cases. Recognizing that strong long-term financial performance depends largely on the Company’s ability to identify, and respond to, rapid market changes by introducing new and enhanced products and technologies on a timely basis, the Compensation Committee determined that half of the target value under the FY21 PSAs should be measured based on one-year performance periods, consistent with the PSA design from the prior year.
More specifically, the Compensation Committee retained emerging revenue growth and key customer design wins as one-year metrics appropriate for focusing our management team on long-term value creation, given that revenue growth over the next several years is highly dependent on executing in certain higher-growth product categories, as well as on continued success with a key customer that typically leads the market in the adoption of new technologies and maintains an annual sales cycle. As in prior years, the remaining half of the target value under the FY21 PSAs was based on three-year TSR percentile ranking, which the Compensation Committee believed provides an appropriate balance to the one-year measurement periods.

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The specific pre-established targets under the emerging revenue growth and TSR percentile ranking metrics are as follows:
Company Metric(1)	Threshold	Target	Maximum
1-year Emerging Revenue Growth (%)	0.0%	15.0%	30.0%
3-year TSR Percentile Ranking	25th	55th	90th

(1)
Given both the Company’s contractual confidentiality obligations and the proprietary nature of the specific goals, the Company cannot publicly disclose the specific threshold, target, and maximum levels of performance established with respect to the design win metric.

As with the Incentive Plan, the pre-established targets under the FY21 PSAs were established by the Compensation Committee after reviewing the Company’s historical operating results and growth rates as well as the Company’s expected future results relative to peers and were designed to require significant effort and operational success on the part of our executives and the Company:
•
Emerging Revenue Growth Metric: The target level was set at 15%, representing above-market annual growth, the maximum level was set at 30%, which the Compensation Committee believed represented outstanding performance that would be difficult to achieve, and the threshold level was set at 0% as a result of continued market uncertainties related to the COVID-19 pandemic.

•
Design Win Metric: The Compensation Committee increased the threshold, target, and maximum levels of performance by 32%, 15%, and 11%, respectively, from the corresponding levels set for the prior year, in order to incentivize a significant increase over the prior year’s performance.

•
TSR Percentile Ranking Metric: The Compensation Committee increased the target percentile to the 55th percentile of the peer group in order to further incentivize above-median performance and in response to stockholder feedback received in 2020.

The number of shares issuable under the FY21 PSAs corresponds to the level of achievement of the performance goals, as follows (subject to linear interpolation for amounts between “threshold” and “target” or “target” and “maximum”):
	Performance Achieved
	Threshold	Target	Maximum
% of Target Level Shares Earned with Respect to Emerging Revenue Growth Metric	50%	100%	200%
% of Target Level Shares Earned with Respect to Design Win Metric	50%	100%	200%
% of Target Level Shares Earned with Respect to TSR Percentile Ranking Metric	50%	100%	300%
The “continued employment” condition of the FY21 PSAs provides that, to the extent that the performance metrics are met, the shares earned under such metrics would vest as follows (provided, in each case, that the executive remains employed by the Company through each such vesting date):
	Anniversary of Grant Date(1)
	One Year	Two Year	Three Year
% of Shares Earned with Respect to Emerging Revenue Growth Metric	50%	50%
% of Shares Earned with Respect to Design Win Metric	50%	50%
% of Shares Earned with Respect to TSR Percentile Ranking Metric			100%

(1)
In the event of termination by reason of death or permanent disability, the holder of an FY21 PSA (or the holder’s estate) would receive any earned but unissued shares that would have been issuable thereunder during the remaining term of the award.

40	Proxy Statement

During fiscal year 2020, the base period against which fiscal year 2021 emerging revenue performance was measured, the Company achieved revenue in the specified key product categories of  $442 million. During fiscal year 2021, the Company achieved revenue in the specified key product categories of  $996 million, representing emerging revenue growth of 125%, exceeding the “maximum” level of performance and resulting in achievement with respect to such metric of 200% of the target level of shares. In calculating emerging revenue for fiscal year 2021, the Company excluded all revenue resulting from the acquisition in July 2021 of Silicon Labs’ Infrastructure and Automotive business, consistent with the terms of the FY21 PSA, which required exclusion of the impacts on this metric of any acquisition made by the Company during the performance period. Performance under this metric significantly exceeded the Company’s annual operating plan, primarily as a result of stronger-than-expected demand for the applicable products. Also during fiscal year 2021, the Company achieved design wins with the specified customer at a level exceeding the “maximum” level of performance, resulting in achievement with respect to such metric of 200% of the target level of shares. The level of actual achievement under this metric represented a significant increase from the prior year’s performance. Accordingly, upon the Compensation Committee’s certification of the performance results in November 2021, the Company issued 50% of the shares earned by each Named Executive Officer under the FY21 PSAs with respect to the emerging revenue growth and design win performance metrics. The remaining shares earned under such metrics will be issued in November 2022, provided that the Named Executive Officer meets the continued employment condition.
Outstanding PSAs at the End of Fiscal Year 2021
As summarized in the table below of the annual PSA grants made to Named Executive Officers since fiscal year 2018 (the first year in which the Compensation Committee awarded PSAs subject to a performance metric measured over a three-year performance period), achievement of the TSR percentile ranking performance metric under the FY21 PSAs, which is subject to a three-year performance period, will be determined following the conclusion of the Company’s fiscal year 2023. During the three-year performance period under the fiscal year 2019 PSAs comprising the Company’s fiscal years 2019, 2020, and 2021, the Company achieved a TSR of 105% resulting in its ranking in the 44.8th percentile against the applicable peer group. Accordingly, the Company issued 74.1% of the “target” level of shares, as earned by each Named Executive Officer under the fiscal year 2019 PSAs with respect to the TSR percentile ranking metric.

PSA Fiscal Year	Grant Date	Performance Metric	Performance Period	Achieved (% of Target)
FY18	11/7/2017	Non-GAAP EBITDA Growth 3-year TSR Percentile Ranking	FY18 FY18 — FY20	99.8% 0%
FY19	11/6/2018	Non-GAAP EBITDA Growth 3-year TSR Percentile Ranking	FY19 FY19 — FY21	0% 74.1%
		Emerging Revenue Growth	FY20	200%
FY20	11/5/2019	Design Wins	FY20	200%
		3-year TSR Percentile Ranking	FY20 — FY22	Performance Period in Progress(1)
		Emerging Revenue Growth	FY21	200%
FY21	11/11/2020	Design Wins	FY21	200%
		3-year TSR Percentile Ranking	FY21 — FY23	Performance Period in Progress(2)

(1)
As of March 1, 2022, performance under this metric during the applicable performance period is between the “threshold” and “target” levels of performance.

(2)
As of March 1, 2022, performance under this metric during the applicable performance period is below the “threshold” level of performance.

Proxy Statement	41

Other Compensation and Benefits
We provide other benefits to our executive officers that are intended to be part of a competitive overall compensation program and are not tied to any company performance criteria. Consistent with our objective of having compensation programs that are considered fair to our employees, executive officers are eligible to participate in the Company’s medical, dental, vision, life, and disability insurance plans, as well as the Company’s 401(k) Savings and Investment Plan and Employee Stock Purchase Plan, under the same terms as such benefits are offered to other benefits-eligible employees. We do not provide executive officers with any enhanced retirement benefits (i.e., executive officers are subject to the same limits on contributions as other employees, as we do not offer any supplemental executive retirement plan or other similar non-qualified deferred compensation plan), and they are eligible for 401(k) company-match contributions under the same terms as other employees.
We offered executives the opportunity to participate in a reimbursement program for fiscal year 2021 providing up to an aggregate of $20,000 to each executive for the purchase of financial planning services, estate planning services, personal tax planning and preparation services, and/or an executive physical. No tax gross-up was provided for such reimbursements. In fiscal year 2021, each of the Named Executive Officers, with the exception of Ms. Durham, received reimbursement in connection with such services.
Severance and Change-in-Control Benefits
None of our executive officers, including the Named Executive Officers, has an employment agreement that provides a specific term of employment with the Company. Accordingly, the employment of any such employee may be terminated at any time. We do provide certain benefits to our Named Executive Officers upon certain qualifying terminations of employment and in connection with terminations of employment under certain circumstances following a change in control. A description of the material terms of our severance and change-in-control arrangements with the Named Executive Officers can be found immediately below and further below under “Potential Payments Upon Termination or Change in Control.”
The Compensation Committee believes that severance protections can play a valuable role in recruiting and retaining superior talent. Severance and other termination benefits are an effective way to offer executives financial security to incent them to forego an opportunity with another company. These agreements also protect the Company as the Named Executive Officers are bound by non-solicit covenants for a period of twelve (12) months after termination of employment. Outside of the change-in-control context, each Named Executive Officer is entitled to severance benefits if his or her employment is involuntarily terminated by the Company without cause and, in the case of the Chief Executive Officer, if he terminates his own employment for good reason (as defined in the Chief Executive Officer’s change-in-control agreement). The level of each Named Executive Officer’s cash severance or other termination benefit is generally tied to his or her annual base salary and short-term incentive amounts.
Additionally, each Named Executive Officer would receive enhanced severance benefits and accelerated vesting of equity awards if his or her employment were terminated under certain circumstances in connection with a change in control of the Company. These benefits are described in detail further below under “Potential Payments Upon Termination or Change in Control.” The Compensation Committee believes these enhanced severance benefits and accelerated vesting are appropriate because the occurrence, or potential occurrence, of a change-in-control transaction would likely create uncertainty regarding the continued employment of executive officers that typically occurs in a change-in-control context, and such severance benefits and accelerated vesting encourage the Named Executive Officers to remain employed with the Company through the change-in-control process and to focus on enhancing stockholder value both before and during the process. In

42	Proxy Statement

addition, the vesting protection helps assure the Named Executive Officers that they will not lose the expected value of their equity awards because of a change in control of the Company.
Executive Officer Stock Ownership Requirements
We have adopted Executive Stock Ownership guidelines with the objective of more closely aligning the interests of our executive officers with those of our stockholders. Under the Executive Officer Ownership guidelines, our Named Executive Officers are each required to hold the lower of  (a) the number of shares with a fair market value equal to the applicable multiple of such executive’s current base salary, or (b) the applicable number of shares, each as set forth in the table below. All of our Named Executive Officers are in compliance with the stock ownership guidelines as of the date hereof.

	Multiple of Annual Base Salary(1)	Shares
Chief Executive Officer	6	107,500
Chief Financial Officer	2.5	23,300
Senior Vice President, Sales and Marketing	2.5	19,800
Senior Vice President and General Counsel	2.5	20,500
Senior Vice President, Human Resources	2.5	18,800

(1)
For purposes of the Executive Stock Ownership guidelines, the fair market value of the Company’s common stock is the average closing price per share of the Company’s common stock as reported on the Nasdaq Global Select Market (or if the common stock is not then traded on such market, such other market on which the common stock is traded) for the twelve (12) month period ending with the determination date.

Prohibition on Hedging and Certain Other Transactions
We prohibit our directors, officers, and employees (or any of their designees) from directly or indirectly engaging in the following transactions with respect to securities of the Company:
•
selling short, including short sales “against the box”;

•
buying or selling put or call options; or

•
purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of securities of the Company, whether through the use of traded securities, privately negotiated derivative securities, or synthetic financial instruments.

In addition, we prohibit our directors, officers, and employees from purchasing Company securities on margin, borrowing against Company securities held in a margin account, or pledging Company securities as collateral for a loan.
Compliance with Internal Revenue Code Section 162(m)
For fiscal year 2021, the Company will be unable to deduct compensation in excess of  $1 million paid to certain executive officers, as specified under Section 162(m) of the Internal Revenue Code (“IRC”). The Compensation Committee uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its stockholders.

Proxy Statement	43

Compensation Tables for Named Executive Officers

Summary Compensation Table
The following table summarizes compensation earned by, or awarded or paid to, our Named Executive Officers for fiscal year 2021, fiscal year 2020, and our fiscal year ended September 27, 2019 (“fiscal year 2019”).
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Liam K. Griffin	2021	1,070,223	11,612,745	3,440,000	27,453	16,150,421
Chairman, Chief Executive Officer and President	2020	1,043,888	17,430,589	3,292,800	33,162	21,800,439
	2019	972,000	11,658,937	1,011,257	18,399	13,660,593
Kris Sennesael	2021	556,885	3,589,223	1,120,000	15,203	5,281,311
Senior Vice President and Chief Financial Officer	2020	537,192	5,677,593	1,060,000	18,591	7,293,376
	2019	496,000	3,264,443	322,467	15,352	4,098,262
Carlos S. Bori	2021	473,131	3,061,420	760,000	17,154	4,311,705
Senior Vice President, Sales and Marketing	2020	463,189	4,856,262	731,200	15,444	6,066,095
	2019	428,200	3,147,860	222,373	12,561	3,810,994
Robert J. Terry	2021	490,027	2,850,298	787,200	16,045	4,143,570
Senior Vice President, General Counsel and Secretary	2020	479,396	4,431,833	756,800	15,994	5,684,023
	2019	442,700	1,981,920	230,112	15,287	2,670,019
Karilee A. Durham(4)	2021	448,131	2,005,655	720,000	13,830	3,187,616
Senior Vice President, Human Resources	2020	437,908	3,037,435	691,200	16,531	4,183,074

(1)
The amounts in the Stock Awards column represent the grant date fair values, computed in accordance with the provisions of FASB ASC Topic 718 — Compensation — Stock Compensation (“ASC 718”), of PSAs and RSUs granted during the applicable fiscal year, without regard to estimated forfeiture rates. For fiscal years 2019, 2020, and 2021, assuming the highest level of performance achievement with respect to the PSAs, the grant date fair values of the Stock Awards would be as follows: Mr. Griffin (FY 2019: $14,658,935; FY 2020: $25,430,512; FY 2021: $14,912,691), Mr. Sennesael (FY 2019: $4,104,438; FY 2020: $6,637,546; FY 2021: $4,609,190), Mr. Bori (FY 2019: $3,957,856; FY 2020: $5,666,259; FY 2021: $3,931,401), Mr. Terry (FY 2019: $2,491,891; FY 2020: $5,211,819; FY 2021: $3,660,286), and Ms. Durham (FY 2020: $3,577,434; FY 2021: $2,575,596). For a description of the assumptions used in calculating the fair value of equity awards in fiscal year 2021 under ASC 718, see Note 10 of the Company’s financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on November 24, 2021.

(2)
Reflects amounts paid to the Named Executive Officers pursuant to the executive incentive plan adopted by the Compensation Committee for each year indicated.

(3)
“All Other Compensation” includes the Company’s contributions to the executive’s 401(k) Plan account, the cost of group term life insurance premiums, and financial planning benefits. For fiscal year 2021, it specifically includes $11,600 in Company contributions to each Named Executive Officer’s 401(k) Plan account, as well as $11,500 in financial planning benefits for Mr. Griffin.

(4)
Ms. Durham was not a Named Executive Officer prior to fiscal year 2020.

44	Proxy Statement

Grants of Plan-Based Awards Table
The following table summarizes all grants of plan-based awards made to the Named Executive Officers in fiscal year 2021, including incentive awards payable under our Fiscal Year 2021 Executive Incentive Plan.
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Stock Or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Liam K. Griffin		860,000	1,720,000	3,440,000
	11/11/2020				22,937	45,874	114,685		7,212,769	(4)
	11/11/2020							30,583	4,399,976	(5)
Kris Sennesael		280,000	560,000	1,120,000
	11/11/2020				7,089	14,179	35,447		2,229,364	(4)
	11/11/2020							9,452	1,359,859	(5)
Carlos S. Bori		190,000	380,000	760,000
	11/11/2020				6,047	12,094	30,235		1,901,540	(4)
	11/11/2020							8,062	1,159,880	(5)
Robert J. Terry		196,800	393,600	787,200
	11/11/2020				5,630	11,260	28,150		1,770,410	(4)
	11/11/2020							7,506	1,079,888	(5)
Karilee A. Durham		180,000	360,000	720,000
	11/11/2020				3,961	7,923	19,807		1,245,733	(4)
	11/11/2020							5,282	759,921	(5)

(1)
The amounts shown represent the potential value of awards earned under the Incentive Plan. The amounts actually paid to the Named Executive Officers under the Incentive Plan are shown above in the “Summary Compensation Table“ under “Non-Equity Incentive Plan Compensation.” For a more complete description of the Incentive Plan, please see description above under “Components of Compensation — Short-Term Incentives.”

(2)
The amounts shown represent shares potentially issuable pursuant to the FY21 PSAs granted on November 11, 2021, under the Company’s 2015 Long-Term Incentive Plan, as described above under “Components of Compensation — Long-Term Stock-Based Compensation.”

(3)
Represents shares underlying RSU awards granted under the Company’s 2015 Long-Term Incentive Plan. The RSU award vests over four years at a rate of twenty-five percent (25%) per year commencing one year after the date of grant and on each subsequent anniversary of the grant date for the following three years, provided the executive remains employed by the Company through each such vesting date.

(4)
Reflects the grant date fair value of the FY21 PSAs, computed in accordance with the provisions of ASC 718, using (a) a Monte Carlo simulation (which weights the probability of multiple potential outcomes) to value the portion of the award related to TSR percentile ranking, and (b) a price of  $143.87 per share, which was the closing sale price of the Company’s common stock on the Nasdaq Global Select Market on November 11, 2020, to value the portion of the award related to emerging revenue growth and design wins, assuming performance at the “target” level. For a description of the assumptions used in calculating the fair value of equity awards granted in fiscal year 2021 under ASC 718, see Note 10 of the Company’s financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on November 24, 2021.

(5)
Reflects the grant date fair value of the RSUs granted on November 11, 2020, computed in accordance with the provisions of ASC 718 using a price of  $143.87 per share, which was the closing price of the Company’s common stock on the Nasdaq Global Select Market on November 11, 2020.

Proxy Statement	45

Outstanding Equity Awards at Fiscal Year End Table
The following table summarizes the unvested stock awards and all stock options held by the Named Executive Officers as of the end of fiscal year 2021.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that Have Not Vested ($)(1)
Liam K. Griffin	13,211	—	77.66	11/9/2023	26,914	(2)	4,411,743	91,164	(10)	14,943,603
					30,388	(3)	4,981,201	11,468	(11)	1,879,835
					94,965	(4)	15,566,663
					45,874	(5)	7,519,666
					6,193	(6)	1,015,157
					24,200	(7)	3,966,864
					30,388	(8)	4,981,201
					30,583	(9)	5,013,165
Kris Sennesael	40,000	—	75.22	8/29/2023	7,535	(2)	1,235,137	29,172	(10)	4,781,874
	12,770	—	77.66	11/9/2023	9,724	(3)	1,593,958	3,544	(11)	580,932
					14,180	(5)	2,324,386
					2,158	(6)	353,739
					6,776	(7)	1,110,722
					9,723	(8)	1,593,794
					8,610	(12)	1,411,351
					9,452	(9)	1,549,372
Carlos S. Bori					7,266	(2)	1,191,043	24,615	(10)	4,034,891
					8,204	(3)	1,344,800	3,023	(11)	495,530
					12,094	(5)	1,982,448
					2,158	(6)	353,739
					6,534	(7)	1,071,053
					8,205	(8)	1,344,964
					7,597	(12)	1,245,300
					8,062	(9)	1,321,523
Robert J. Terry	502	—	75.91	11/10/2023	4,575	(2)	749,934	23,703	(10)	3,885,396
					7,900	(3)	1,294,968	2,815	(11)	461,435
					11,260	(5)	1,845,739
					1,349	(6)	221,128
					4,114	(7)	674,367
					7,900	(8)	1,294,968
					6,077	(12)	996,142
					7,506	(9)	1,230,384
Karilee A. Durham					2,960	(2)	485,203	16,410	(10)	2,689,927
					5,468	(3)	896,315	1,980	(11)	324,562
					7,924	(5)	1,298,902
					4,426	(13)	725,510
					2,662	(7)	436,355
					5,469	(8)	896,478
					4,051	(12)	664,040
					5,282	(9)	865,825

46	Proxy Statement

(1)
Reflects a price of  $163.92 per share, which was the closing sale price of the Company’s common stock on the Nasdaq Global Select Market on October 1, 2021.

(2)
Represents shares issuable under the fiscal year 2019 PSAs (“FY19 PSAs”) with respect to the TSR percentile ranking performance metric. The shares earned under this portion of the FY19 PSAs, which was subject to a three-year performance period, were issued on November 6, 2021.

(3)
Represents shares issuable under the fiscal year 2020 PSAs (the “FY20 PSAs”) with respect to two performance metrics measured over a one-year performance period consisting of the Company’s fiscal year 2020. Fifty percent (50%) of the shares earned under the FY20 PSAs with respect to such metrics were issued on November 5, 2020, and the remaining fifty percent (50%) of the shares earned with respect to such metrics were issued on November 5, 2021.

(4)
Represents shares issuable under the one-time, non-recurring stock-based award granted to Mr. Griffin on November 5, 2019 (as described above under “Components of Compensation — Long-Term Stock-Based Compensation”), with respect to a non-GAAP EBITDA margin metric measured over the Company’s fiscal year 2020 and fiscal year 2021. During fiscal year 2020, the Company achieved a non-GAAP EBITDA margin of 43%, which put the Company in the 87.5th percentile of the peer group, resulting in achievement with respect to such metric of 200% of the target level of shares with respect to fiscal year 2020. During fiscal year 2021, the Company achieved a non-GAAP EBITDA margin of 45%, which put the Company in the 68.75th percentile of the peer group, resulting in achievement with respect to such metric of 175% of the target level of shares with respect to fiscal year 2021. The shares earned under this award were issued on November 5, 2021.

(5)
Represents shares issuable under the FY21 PSAs (awarded on November 11, 2020, as described above under “Components of Compensation — Long-Term Stock-Based Compensation”) with respect to two performance metrics measured over a one-year performance period consisting of the Company’s fiscal year 2021, assuming achievement at the “maximum” level of performance. Fifty percent (50%) of the shares earned under the FY21 PSAs with respect to such metrics were issued on November 11, 2021, and the remaining fifty percent (50%) of the shares earned with respect to such metrics will be issued on November 11, 2022, provided that the executive meets the continued employment condition.

(6)
Represents shares issuable under an RSU award granted on November 7, 2017, under the Company’s 2015 Long-Term Incentive Plan. The RSU award vested at a rate of twenty-five percent (25%) per year on each anniversary of the grant date until they became fully vested on November 7, 2021.

(7)
Represents shares issuable under an RSU award granted on November 6, 2018, under the Company’s 2015 Long-Term Incentive Plan. The RSU award vests at a rate of twenty-five percent (25%) per year on each anniversary of the grant date through November 6, 2022.

(8)
Represents shares issuable under an RSU award granted on November 5, 2019, under the Company’s 2015 Long-Term Incentive Plan. The RSU award vests at a rate of twenty-five percent (25%) per year on each anniversary of the grant date through November 5, 2023.

(9)
Represents shares issuable under an RSU award granted on November 11, 2020, under the Company’s 2015 Long-Term Incentive Plan. The RSU award vests at a rate of twenty-five percent (25%) per year on each anniversary of the grant date through November 11, 2024.

(10)
Represents shares issuable under the FY20 PSAs with respect to the TSR percentile ranking performance metric, assuming achievement at the “maximum” level of performance. This portion of the FY21 PSAs, which is subject to a three-year performance period, will be issued on November 5, 2022, to the extent earned and provided that the executive meets the continued employment condition.

(11)
Represents shares issuable under the FY21 PSAs (awarded on November 11, 2020, as described above under “Components of Compensation — Long-Term Stock-Based Compensation”) with respect to the TSR percentile ranking performance metric, assuming achievement at the “threshold” level of performance. This portion of the FY21 PSAs, which is subject to a three-year performance period, will be issued on November 11, 2023, to the extent earned and provided that the executive meets the continued employment condition.

(12)
Represents shares issuable under an RSU award granted on November 5, 2019, under the Company’s 2015 Long-Term Incentive Plan. The RSU award vested at a rate of fifty percent (50%) per year on each anniversary of the grant date until they became fully vested on November 5, 2021.

(13)
Represents shares issuable under an RSU award granted on April 9, 2018, under the Company’s 2015 Long-Term Incentive Plan. The RSU award vests at a rate of twenty-five percent (25%) per year on each anniversary of the grant date through April 9, 2022.

Proxy Statement	47

Option Exercises and Stock Vested Table
The following table summarizes the Named Executive Officers’ option exercises and stock award vesting during fiscal year 2021.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Liam K. Griffin	—	—	62,677	9,271,879
Kris Sennesael	—	—	28,055	4,161,448
Carlos S. Bori	15,938	1,700,702	24,864	3,686,040
Robert J. Terry	1,750	128,203	20,678	3,064,656
Karilee A. Durham	—	—	17,105	2,722,837

(1)
The value realized on exercise is based on the amount by which the market price of a share of the Company’s common stock at the time of exercise exceeded the applicable exercise price per share of the exercised option.

(2)
The value realized upon vesting is determined by multiplying (a) the number of shares underlying the stock awards that vested, by (b) the closing price of the Company’s common stock on the Nasdaq Global Select Market on the applicable vesting date.

Potential Payments Upon Termination or Change in Control
Mr. Griffin
On May 11, 2016, in connection with the appointment of Mr. Griffin as Chief Executive Officer, the Company entered into an amended and restated Change in Control / Severance Agreement with Mr. Griffin (the “Griffin Agreement”). The Griffin Agreement sets out severance benefits that become payable if, while employed by the Company, other than following a change in control, Mr. Griffin either (i) is terminated without cause, or (ii) terminates his employment for good reason. The severance benefits provided to Mr. Griffin under either of these circumstances would consist of: (i) a lump-sum payment equal to two (2) times the sum of (A) his then-current annual base salary immediately prior to such termination and (B) the Bonus Amount (as defined below); (ii) full acceleration of the vesting of all of Mr. Griffin’s outstanding stock options, which stock options would become exercisable for a period of two (2) years after the termination date (but not beyond the expiration of their respective maximum terms), full acceleration of the vesting of all outstanding restricted stock awards, and the right to receive the number of performance shares under outstanding PSAs that are earned but unissued and that he would have earned had he remained employed through the end of the applicable performance period; and (iii) provided he is eligible for and timely elects to continue receiving group medical coverage, certain COBRA continuation for him and his eligible dependents (“COBRA continuation”) for up to fifteen (15) months after the termination date. The Bonus Amount is an amount equal to the greater of  (x) the average of the short-term cash incentive awards received for the three (3) years prior to the year in which the termination occurs, and (y) the target annual short-term cash incentive award for the year in which the termination occurs.
The Griffin Agreement also sets out severance benefits that become payable if, within the period of time commencing three (3) months prior to and ending two (2) years following a change in control, Mr. Griffin’s employment is either (i) terminated by the Company without cause, or (ii) terminated by him for good reason (a “Qualifying Termination”). The severance benefits provided to Mr. Griffin in such circumstances would consist of the following: (i) a lump-sum payment equal to two and one-half  (2 1∕2) times the sum of  (A) his annual base salary immediately prior to the change in control, and (B) the CIC Bonus Amount (as defined below); (ii) all of Mr. Griffin’s then-outstanding stock options would

48	Proxy Statement

become exercisable for a period of thirty (30) months after the termination date (but not beyond the expiration of their respective maximum terms); and (iii) COBRA continuation for up to eighteen (18) months after the termination date. The CIC Bonus Amount is an amount equal to the greater of  (x) the average of the annual short-term cash incentive awards received for the three (3) years prior to the year in which the change of control occurs and (y) the target annual short-term cash incentive award for the year in which the change of control occurs.
The Griffin Agreement also provides that in the event of a Qualifying Termination, Mr. Griffin is entitled to full acceleration of the vesting of all of his outstanding equity awards (including stock options, restricted stock awards, RSU awards, and all earned but unissued performance-based equity awards). At the time of a change in control, all such outstanding equity awards would continue to be subject to the same time-based vesting schedule to which the awards were subject prior to the change in control (including performance-based equity awards that are deemed earned at the time of the change in control as described below). For performance-based equity awards where the change in control occurs prior to the end of the performance period, such awards would be deemed earned as to the greater of  (i) the target level of shares for such awards, or (ii) the number of shares that would have been earned pursuant to the terms of such awards based upon performance up through and including the day prior to the date of the change in control. In the event that the successor or surviving company does not agree to assume, or to substitute for, such outstanding equity awards on substantially similar terms with substantially equivalent economic benefits as exist for such award immediately prior to the change in control, then such awards would accelerate in full as of the change in control.
In the event of Mr. Griffin’s death or permanent disability (within the meaning of Section 22(e)(3) of the IRC), the Griffin Agreement provides for full acceleration of the vesting of all then-outstanding equity awards subject to time-based vesting (including stock options, restricted stock awards, RSU awards, and all performance-based equity awards where the performance period has ended and the shares are earned but unissued). The Griffin Agreement also provides that if Mr. Griffin’s death or permanent disability occurs prior to the end of the performance period of a performance-based equity award, each such award would be deemed earned as to the greater of  (i) the target level of shares for such award, or (ii) the number of shares that would have been earned pursuant to the terms of such award had he remained employed through the end of the performance period, and such earned shares would become vested and issuable to him after the performance period ends. In addition, all outstanding stock options would be exercisable for a period of twelve (12) months following the termination of employment (but not beyond the expiration of their respective maximum terms).
The Griffin Agreement is intended to be exempt from or compliant with Section 409A of the IRC and has an initial two (2) year term from May 11, 2016, and thereafter renews automatically on an annual basis for up to five (5) additional years unless either the Company or Mr. Griffin timely provides a notice of non-renewal to the other prior to the end of the then-current term. The payments due to Mr. Griffin under the Griffin Agreement are subject to potential reduction in the event that such payments would otherwise become subject to excise tax incurred under Section 4999 of the IRC, if such reduction would result in his retaining a larger amount, on an after-tax basis, than if he had received all of the payments due.
Additionally, the Griffin Agreement requires that Mr. Griffin sign a release of claims in favor of the Company before he is eligible to receive any benefits under the Griffin Agreement and contains a non-solicitation provision applicable to Mr. Griffin while he is employed by the Company and for twelve (12) months following the termination of his employment.
The terms “change in control,” “cause,” and “good reason” are each defined in the Griffin Agreement. Change in control means, in summary: (i) the acquisition by a person or a group of 40% or more of the outstanding stock of the Company; (ii) a change, without approval by the Board, of a

Proxy Statement	49

majority of the Board of the Company; (iii) the acquisition of the Company by means of a reorganization, merger, consolidation, or asset sale; or (iv) stockholder approval of a liquidation or dissolution of the Company. Cause means, in summary: (i) deliberate dishonesty that is significantly detrimental to the best interests of the Company; (ii) conduct constituting an act of moral turpitude; (iii) willful disloyalty or insubordination; or (iv) incompetent performance or substantial or continuing inattention to or neglect of duties. Good reason means, in summary: (i) a material diminution in his base compensation, authority, duties, responsibilities, or budget over which he retains authority; (ii) a requirement that Mr. Griffin report to a corporate officer or employee instead of reporting directly to the Board; (iii) a material change in his office location; or (iv) any action or inaction constituting a material breach by the Company of the terms of the agreement.
Mr. Sennesael, Mr. Bori, Mr. Terry, and Ms. Durham
The Company entered into Change in Control / Severance Agreements with each of Mr. Sennesael, Mr. Bori, Mr. Terry, and Ms. Durham on August 29, 2016, November 9, 2016, November 10, 2016, and April 13, 2018, respectively. Each such Change in Control / Severance Agreement is referred to herein as a “CIC Agreement.”
Each CIC Agreement sets out severance benefits that become payable if, within the period of time commencing three (3) months prior to and ending twelve (12) months following a change in control, the executive officer’s employment is either (i) terminated by the Company without cause, or (ii) terminated by the executive for good reason (for each such executive, a “Qualifying Termination”). The severance benefits provided to the executive in such circumstances would consist of the following: (i) a lump sum payment equal to one and one-half  (1 1∕2) times the sum of (A) his or her annual base salary immediately prior to the change in control, and (B) the CIC Bonus Amount; (ii) all of the executive’s then-outstanding stock options would remain exercisable for a period of eighteen (18) months after the termination date (but not beyond the expiration of their respective maximum terms); and (iii) COBRA continuation for up to eighteen (18) months after the termination date.
Each CIC Agreement also provides that in the event of a Qualifying Termination, the executive is entitled to full acceleration of the vesting of all of his or her outstanding equity awards (including stock options, restricted stock awards, RSU awards, and all earned but unissued performance-based equity awards). At the time of a change in control, all such outstanding equity awards would continue to be subject to the same time-based vesting schedule to which the awards were subject prior to the change in control (including performance-based equity awards that are deemed earned at the time of the change in control as described below). For performance-based equity awards where the change in control occurs prior to the end of the performance period, such awards would be deemed earned as to the greater of  (i) the target level of shares for such awards, or (ii) the number of shares that would have been earned pursuant to the terms of such awards based upon performance up through and including the day prior to the date of the change in control. In the event that the successor or surviving company does not agree to assume, or to substitute for, such outstanding equity awards on substantially similar terms with substantially equivalent economic benefits as exist for such award immediately prior to the change in control, then such awards would accelerate in full as of the change in control.
Each CIC Agreement also sets out severance benefits outside a change in control that become payable if the executive’s employment is terminated by the Company without cause. The severance benefits provided to the executive under such circumstance would consist of the following: (i) biweekly compensation continuation payments for a period of twelve (12) months, with each such compensation continuation payment being equal to the aggregate payment amount divided by twenty-six (26), where the aggregate payment is equal to the sum of  (x) his or her annual base salary, and (y) any short-term cash incentive award then due; (ii) all then-vested outstanding stock options would remain exercisable for a period of twelve (12) months after

50	Proxy Statement

the termination date (but not beyond the expiration of their respective maximum terms); and (iii) COBRA continuation coverage for up to twelve (12) months after the termination date.
In the event of the executive’s death or permanent disability (within the meaning of Section 22(e)(3) of the IRC), each CIC Agreement provides for full acceleration of the vesting of all then-outstanding equity awards subject to time-based vesting (including stock options, restricted stock awards, RSU awards, and all performance-based equity awards where the performance period has ended and the shares are earned but unissued). Each CIC Agreement also provides that for a performance-based equity award where the executive’s death or permanent disability occurs prior to the end of the performance period, such award would be deemed earned as to the greater of  (i) the target level of shares for such award, or (ii) the number of shares that would have been earned pursuant to the terms of such award had the executive remained employed through the end of the performance period, and such earned shares would become vested and issuable to the executive after the performance period ends. In addition, all outstanding stock options would remain exercisable for a period of twelve (12) months following the termination of employment (but not beyond the expiration of their respective maximum terms).
Each CIC Agreement is intended to be exempt from or compliant with Section 409A of the IRC and has an initial two (2) year term, and thereafter renews automatically on an annual basis for up to five (5) additional years unless either the Company or the executive timely provides a notice of non-renewal to the other prior to the end of the then-current term. The payments due to each executive under his or her CIC Agreement are subject to potential reduction in the event that such payments would otherwise become subject to excise tax incurred under Section 4999 of the IRC, if such reduction would result in the executive retaining a larger amount, on an after-tax basis, than if he or she had received all of the payments due.
Additionally, each CIC Agreement requires that the executive sign a release of claims in favor of the Company before he or she is eligible to receive any benefits under the agreement. Each CIC Agreement also contains non-solicitation provisions applicable to the executive while he or she is employed by the Company and for a period of twelve (12) months following the termination of his or her employment.
The terms “change in control,” “cause,” and “good reason” are each defined in the CIC Agreements. Change in control means, in summary: (i) the acquisition by a person or a group of 40% or more of the outstanding stock of the Company; (ii) a change, without approval by the Board, of a majority of the Board of the Company; (iii) the acquisition of the Company by means of a reorganization, merger, consolidation, or asset sale; or (iv) stockholder approval of a liquidation or dissolution of the Company. Cause means, in summary: (i) deliberate dishonesty that is significantly detrimental to the best interests of the Company; (ii) conduct constituting an act of moral turpitude; (iii) willful disloyalty or insubordination; or (iv) incompetent performance or substantial or continuing inattention to or neglect of duties. Good reason means, in summary: (i) a material diminution in the executive’s base compensation, authority, duties, or responsibilities; (ii) a material diminution in the authority, duties, or responsibilities of the executive’s supervisor; (iii) a material change in the executive’s office location; or (iv) any action or inaction constituting a material breach by the Company of the terms of the agreement.

Proxy Statement	51

The following table summarizes the payments and benefits that would be made to the Named Executive Officers as of October 1, 2021, in the following circumstances as of such date:
•
termination without cause outside of a change in control;

•
termination without cause or for good reason in connection with a change in control; and

•
in the event of a termination of employment because of death or disability.

The accelerated equity values in the table reflect a price of  $163.92 per share, which was the closing sale price of the Company’s common stock on the Nasdaq Global Select Market on October 1, 2021. The table does not reflect any equity awards made after October 1, 2021.
Name	Benefit	Termination w/o Cause Outside Change in Control ($)(1)		Termination w/o Cause or for Good Reason, After Change in Control ($)		Death/Disability ($)
Liam K. Griffin(2)	Salary and Short-Term Incentive	5,875,814	(3)	7,344,767	(4)	—
	Accelerated RSUs	14,976,387		14,976,387		14,976,387
	Accelerated PSAs(5)	44,142,836		44,142,836		44,142,836
	Medical	27,458		32,950		—
	TOTAL	65,022,495		66,496,940		59,119,223
Kris Sennesael(2)	Salary and Short-Term Incentive	560,000	(6)	1,715,904	(7)	—
	Accelerated RSUs	—		6,018,978		6,018,978
	Accelerated PSAs(5)	—		8,783,161		8,783,161
	Medical	24,426		36,639		—
	TOTAL	584,426		16,554,682		14,802,139
Carlos S. Bori(2)	Salary and Short-Term Incentive	475,000	(6)	1,315,121	(7)	—
	Accelerated RSUs	—		5,336,580		5,336,580
	Accelerated PSAs(5)	—		7,643,590		7,643,590
	Medical	24,426		36,639		—
	TOTAL	499,426		14,331,930		12,980,170
Robert J. Terry(2)	Salary and Short-Term Incentive	492,000	(6)	1,360,413	(7)	—
	Accelerated RSUs	—		4,416,988		4,416,988
	Accelerated PSAs(5)	—		6,729,900		6,729,900
	Medical	24,426		36,639		—
	TOTAL	516,426		12,543,940		11,146,888
Karilee A. Durham(2)	Salary and Short-Term Incentive	450,000	(6)	1,264,453	(7)	—
	Accelerated RSUs	—		3,588,209		3,588,209
	Accelerated PSAs(5)	—		4,644,673		4,644,673
	Medical	24,426		36,639		—
	TOTAL	474,426		9,533,974		8,232,882

(1)
For Mr. Griffin, includes amounts payable pursuant to a termination for good reason outside of a change in control.

(2)
Excludes the value of accrued vacation/paid time off required by law to be paid upon termination.

(3)
Represents an amount equal to two (2) times the sum of  (A) Mr. Griffin’s annual base salary as of October 1, 2021, and (B) an Incentive Plan payment, which is equal to the three (3) year average of the actual incentive payments made to Mr. Griffin for fiscal years 2018, 2019, and 2020, since such average is greater than the “target” short-term cash incentive award for fiscal year 2021.

(4)
Represents an amount equal to two and one-half  (2 1∕2) times the sum of  (A) Mr. Griffin’s annual base salary as of October 1, 2021, and (B) an Incentive Plan payment, which is equal to the three (3) year average of the actual incentive payments made to Mr. Griffin for fiscal years 2018, 2019, and 2020, since such average is greater than the “target” short-term cash incentive award for fiscal year 2021.

52	Proxy Statement

(5)
Represents the value of PSAs that were unvested and outstanding as of October 1, 2021, in accordance with Item 402(j) of Regulation S-K, using the following assumptions: (a) achievement at the “target” level of performance for the FY19 PSAs (3-year TSR percentile ranking metric) scheduled to vest on November 6, 2021, based on the Company’s actual TSR relative to peers for fiscal years 2019-2021 falling below the “target” level of performance; (b) achievement at 200% of the “target” level of performance for the FY20 PSAs (emerging revenue growth and design wins metrics) scheduled to vest on November 6, 2021, based on the Company’s actual achievement at the “maximum” level of performance with respect to both performance metrics measured over a one-year performance period consisting of the Company’s fiscal year 2020; (c) achievement at 127.78% of the “target” level of performance for the FY20 PSAs (3-year TSR percentile ranking metric) scheduled to vest on November 5, 2022, based on the Company’s TSR relative to peers for fiscal years 2020 and 2021; (d) achievement at 200% of the “target” level of performance for the FY21 PSAs (emerging revenue growth and design wins metrics)) scheduled to vest on November 11, 2021, and November 11, 2022, based on the Company’s actual achievement at the “maximum” level of performance with respect to both performance metrics measured over a one-year performance period consisting of the Company’s fiscal year 2021; (e) achievement at the “target” level of performance for the FY21 PSAs (3-year TSR percentile ranking metric) scheduled to vest on November 11, 2023, based on the Company’s TSR relative to peers for fiscal year 2021 falling below the “target” level of performance; and (f) achievement at 187.5% of the “target” level of performance for the one‑time, non-recurring stock-based award granted to Mr. Griffin scheduled to vest on November 5, 2021, based on the Company’s actual achievement at the “maximum” level of performance with respect to fiscal year 2020 and at 175% of the “target” level of performance with respect to fiscal year 2021.

(6)
Represents an amount equal to the Named Executive Officer’s annual base salary as of October 1, 2021.

(7)
Represents an amount equal to one and one-half  (1 1∕2) times the sum of  (A) the Named Executive Officer’s annual base salary as of October 1, 2021, and (B) an Incentive Plan payment, which is equal to the three (3) year average of the actual incentive payments made to the Named Executive Officer for fiscal years 2018, 2019, and 2020, since such average is greater than the Named Executive Officer’s “target” short-term cash incentive award for fiscal year 2021.

Proxy Statement	53

CEO Pay Ratio
Following is an estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. For fiscal year 2021:
•
The annual total compensation of our Chief Executive Officer was $16,150,421.

•
The annual total compensation of our median compensated employee was $17,409.

•
Based on the foregoing, we estimate that our Chief Executive Officer’s total annual compensation was approximately 928 times that of our median employee.

To determine the median of the annual total compensation of our employees, we applied the following methodology and material assumptions:
•
We did not use the de minimis exception to exclude any non-U.S. employees. We have a globally diverse workforce with total headcount of approximately 11,000 as of October 1, 2021, of which approximately 77% are located outside the United States, primarily in locations employing large direct labor forces such as Mexico and Singapore where wages are significantly lower than in the United States. As permitted under SEC rules, we excluded from our headcount approximately 340 employees who became employees of the Company during fiscal year 2021 due to our acquisition of Silicon Labs’ Infrastructure and Automotive business. The median employee within our employee population was identified, consistent with prior years, as of the last day of our fiscal year, or October 1, 2021, and is a full-time employee in our Mexicali, Mexico facility.

•
To identify the median employee, we used a consistently applied compensation measure that included total taxable earnings paid to our employees in the most recently completed taxable year in their respective jurisdictions. This included base salary, overtime pay, shift premiums, recognition bonuses, annual cash incentive awards, and long-term stock-based incentive awards. We annualized the compensation of permanent, full-time, and part-time employees who were hired after the beginning of the most recently completed taxable year in their respective jurisdictions.

•
Using this consistently applied compensation measure, we identified an employee at the median and calculated such employee’s total compensation for fiscal year 2021 in accordance with Item 402(c)(2)(x) of Regulation S-K.

•
We did not use any cost-of-living adjustments in identifying the median employee.

•
The annual total compensation of our Chief Executive Officer is the amount reported in the “Total” column of our Summary Compensation Table for fiscal year 2021.

We believe our pay ratio presented above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

54	Proxy Statement

Director Compensation

The Board sets the compensation for the Company’s non-employee directors, after receiving the recommendations of the Compensation Committee. In formulating its recommendations, the Compensation Committee seeks and receives input from Aon/Radford related to the amounts, terms, and conditions of director cash compensation and stock-based compensation awards, with the goal of establishing non-employee director compensation that is similar to, and competitive with, the compensation of non-employee directors at peer companies in the semiconductor industry.
Cash Compensation
Non-employee directors are paid, in quarterly installments, an annual retainer of  $80,000 (which increased from $75,000 as of February 2022). Additional annual retainers for Chairman, Lead Independent Director, and/or committee service (paid in quarterly installments) are as follows: any non-employee Chairman of the Board ($130,000); the Lead Independent Director, if one has been appointed ($50,000); the Chairman of the Audit Committee ($30,000); the Chairman of the Compensation Committee ($20,000); the Chairman of the Nominating and Governance Committee ($15,000); non-chair member of Audit Committee ($15,000); non-chair member of Compensation Committee ($10,000); and non-chair member of Nominating and Corporate Governance Committee ($7,500). In addition, the Compensation Committee continues to retain discretion to recommend to the full Board that additional cash payments be made to a non-employee director for extraordinary service during a fiscal year.
Equity Compensation
Currently, following each annual meeting of stockholders, each non-employee director who is reelected will receive a grant of RSUs having a value of approximately $225,000 (which increased from $200,000 as of February 2022). Any newly appointed non-employee director will receive an initial equity grant of RSUs having a value of approximately $225,000 (which increased from $200,000 as of February 2022). The number of shares subject to a non-employee director’s initial RSU award or annual award is determined by dividing the approximate value of the award, as stated above, by the average closing price per share of the Company’s common stock as reported on the Nasdaq Global Select Market (or if the common stock is not then traded on such market, such other market on which the common stock is traded) for each trading day during the 30 consecutive trading day period ending on, and including, the grant date. Unless otherwise determined by the Board, (a) a non-employee director’s initial equity grant of RSUs will vest in three (3) equal annual installments on the first three anniversaries of the date of grant, and (b) a non-employee director’s annual equity grant of RSUs will vest on the first anniversary of the date of grant. In the event of a change in control of the Company, any outstanding options and RSUs awarded under the 2008 Director Long-Term Incentive Plan will become fully exercisable and deemed fully vested, respectively.
No director who is also an employee receives separate compensation for services rendered as a director. Mr. Griffin is currently the only director who is also an employee of the Company.

Proxy Statement	55

Director Compensation Table
The following table summarizes the compensation paid to the Company’s non-employee directors for fiscal year 2021.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
David J. Aldrich, Former Chairman of the Board(3)	126,154	—	126,154
Christine King, Lead Independent Director	160,000	175,099	335,099
Alan S. Batey	82,500	175,099	257,599
Kevin L. Beebe	90,000	175,099	265,099
Timothy R. Furey	97,500	175,099	272,599
David P. McGlade	115,000	175,099	290,099
Robert A. Schriesheim	100,000	175,099	275,099
Kimberly S. Stevenson	82,500	175,099	257,599

(1)
The non-employee members of the Board who held such positions on October 1, 2021, held the following aggregate number of unexercised stock options and unvested RSU awards as of such date:

Name	Number of Securities Underlying Unexercised Options	Number of Shares Subject to Unvested RSUs
Christine King, Lead Independent Director	—	1,084
Alan S. Batey	—	1,924
Kevin L. Beebe	—	1,084
Timothy R. Furey	—	1,084
David P. McGlade	—	1,084
Robert A. Schriesheim	—	1,084
Kimberly S. Stevenson	—	1,084

(2)
Reflects the grant date fair value of 1,084 RSUs granted on May 12, 2021, to each non-employee director elected at the 2021 Annual Meeting of Stockholders, computed in accordance with the provisions of ASC 718 using a price of  $161.53 per share, which was the closing sale price of the Company’s common stock on the Nasdaq Global Select Market on May 12, 2021.

(3)
Mr. Aldrich served as Chairman of the Board and as a director until the 2021 Annual Meeting of Stockholders on May 12, 2021.

Director Stock Ownership Requirements
We have adopted Director Stock Ownership guidelines with the objective of more closely aligning the interests of our directors with those of our stockholders. The minimum number of shares of the Company’s common stock that the Director Stock Ownership guidelines require non-employee directors to hold while serving in their capacity as directors is the director base compensation (currently $80,000) multiplied by five (5), divided by the fair market value of the Company’s common stock (rounded to the nearest 100 shares). For purposes of the Director Stock
Ownership guidelines, the fair market value of the Company’s common stock is the average closing price per share of the Company’s common stock as reported on the Nasdaq Global Select Market (or if the common stock is not then traded on such market, such other market on which the common stock is traded) for the twelve (12) month period ending with the determination date. All of our directors have met the stock ownership guidelines as of the date hereof  (with the exception of Mr. Guerin and Ms. McBride, who are not required to comply with the guidelines until the fifth anniversary of their appointments to the Board).

56	Proxy Statement

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included herein with management, and based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2022 Annual Meeting of Stockholders.
The Compensation Committee
Christine King, Chairman
David P. McGlade
Robert A. Schriesheim

Proxy Statement	57

INTRODUCTION TO PROPOSALS 4-7:
Elimination of Supermajority Vote Provisions from Our Charter
The Charter currently includes a number of supermajority voting provisions. At the Company’s 2016 Annual Meeting, we presented five Company proposals that, if approved by the stockholders, would have removed all existing supermajority voting provisions from the Charter. However, despite the recommendation of the Board in favor of all five proposals, only one of the five proposals (which required the affirmative vote of only two-thirds of the shares of the Company’s outstanding common stock) passed.
The four proposals that did not pass in 2016 were again presented at the 2020 Annual Meeting for stockholder approval. However, despite the recommendation of the Board once again in favor of all four proposals, as well as the Company engaging in enhanced solicitation of stockholder votes for the 2020 Annual Meeting with the goal of increasing the number of shares represented at the meeting, none of the four proposals passed.
After taking into consideration the approval by our stockholders of a stockholder proposal in 2021 requesting that the Board take steps to remove the supermajority provisions in the Charter, as well as the feedback received from stockholders following the 2021 Annual Meeting, the Board has directed that the four proposals that did not pass in 2016 or in 2020 be again presented at the Annual Meeting for stockholder approval. Specifically, our Board has adopted and approved amendments to our Charter to remove the supermajority voting provisions and to make certain other changes as described below, subject to approval by the Company’s stockholders as set forth in the Charter.
The Board believes that the changes set forth in Proposals 4-7 are advisable and in the best interests of our stockholders. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has unanimously approved the proposed amendments and declared them to be advisable, and recommends that the Company’s stockholders adopt and approve the proposed amendments.
Different voting standards apply to the various provisions proposed to be amended and, accordingly, different votes are required for the approval of Proposals 4-7, as specified in each proposal below. We are submitting these amendments to our stockholders as separate items so that our stockholders are able to express their views on each amendment separately. None of the proposals is conditioned upon approval of any other proposal; each proposal may be approved or rejected independently.
The Company recognizes the high voting thresholds that must be surpassed in order to approve Proposals 4-7 (80% of shares outstanding, in the case of Proposals 4, 6, and 7, and 90% of shares outstanding, in the case of Proposal 5) and that fewer than 80% of the Company’s outstanding shares of common stock were present in person or represented by proxy at our most recent annual meeting. In order to increase the number of shares represented at the Annual Meeting and with the objective of obtaining sufficient votes to approve Proposals 4-7, the Company has engaged a proxy solicitor, D.F. King & Co., to undertake a targeted solicitation of both institutional and retail investors.
The proposals that are approved by our stockholders at the Annual Meeting will be reflected in a Certificate of Amendment to our Restated Certificate of Incorporation, as amended, filed with the Secretary of State of the State of Delaware following the meeting. Our Board reserves the right, at any time prior to the effectiveness of the filing of the Certificate of Amendment, to abandon the proposed amendments.
The following description of the proposed amendments to our Charter is a summary and is qualified by the full text of the proposed amendments, which is attached to this Proxy Statement as Appendix A.

58	Proxy Statement

PROPOSAL 4:
Approval of Amendment to the Charter to Eliminate the Supermajority Vote Provisions Relating to Stockholder Approval of a Merger or Consolidation, Disposition of All or Substantially All of Our Assets, or Issuance of a Substantial Amount of Our Securities
The Charter currently requires, in addition to any other vote required by law, another provision of the Charter, or a contract to which we are party, the affirmative vote of holders of at least 80% of the shares of all classes of our stock entitled to vote for the election of directors, considered for this purpose as one class of stock, (a) for the adoption of any agreement for the merger or consolidation of the Company with or into any Other Corporation (as defined in the Charter), or (b) to authorize any sale, lease, exchange, mortgage, pledge, or other disposition of all, or substantially all, of the assets of the Company or any Subsidiary (as defined in the Charter) to any Other Corporation, or (c) to authorize the issuance or transfer by the Company of any Substantial Amount (as defined in the Charter) of securities of the Company in exchange for the securities or assets of any Other Corporation. This supermajority vote is not required if the transaction has been approved by members of the Board who were directors prior to the time any such Other Corporation involved in the proposed transaction became a Beneficial Owner (as defined in the Charter) of 5% or more of the outstanding shares of stock of the Company entitled to vote for the election of directors. The Charter also requires the affirmative vote of holders of at least 80% of the shares of all classes of our stock entitled to vote for the election of directors, considered for this purpose as one class of stock, to amend the Charter provisions relating to stockholder approval of such a transaction.
If stockholders approve this Proposal 4, the Charter will be amended to eliminate these supermajority voting requirements, and the voting requirement in the future would be the affirmative vote of the holders of at least a majority of the shares of all classes of our stock entitled to vote for the election of directors, considered for this purpose as one class of stock.
The amendment to the Charter that would be effected by approval of this Proposal 4 is shown in the text of Article ELEVENTH, Paragraphs 1 and 5, of the Charter provisions attached to this Proxy Statement as Appendix A.
Vote Required to Approve Proposal 4
Approval of this amendment at the Annual Meeting requires the affirmative vote of the holders of at least 80% of the shares of our outstanding common stock.

The Board of Directors Unanimously Recommends a Vote “FOR” this Proposal 4
Proxy Statement	59

PROPOSAL 5:
Approval of Amendment to the Charter to Eliminate the Supermajority Vote Provisions Relating to Stockholder Approval of a Business Combination with Any Related Person
The Charter currently requires the affirmative vote of holders of at least 90% of the shares of all classes of our stock entitled to vote for the election of directors, considered for this purpose as one class of stock, to approve a Business Combination, which, as defined in the Charter, requires that such Business Combination be with a Related Person or an Affiliate of a Related Person (each as defined in the Charter), in addition to any other vote required by law or the Charter. The Charter also requires the affirmative vote of holders of at least 90% of the shares of all classes of our stock entitled to vote for the election of directors, considered for this purpose as one class of stock, to amend the Charter provisions relating to stockholder approval of such a Business Combination.
If stockholders approve this Proposal 5, the Charter will be amended to eliminate these supermajority voting requirements, and the voting requirement in the future would be the affirmative vote of the holders of at least a majority of the shares of all classes of our stock entitled to vote for the election of directors, considered for this purpose as one class of stock.
The amendment to the Charter that would be effected by approval of this Proposal 5 is shown in the text of Article TWELFTH, Paragraph 2, and Article TENTH, Paragraph 1(B), subpart (ii), of the Charter provisions attached to this Proxy Statement as Appendix A.
Vote Required to Approve Proposal 5
Approval of this amendment at the Annual Meeting requires the affirmative vote of the holders of at least 90% of the shares of our outstanding common stock.

The Board of Directors Unanimously Recommends a Vote “FOR” this Proposal 5
60	Proxy Statement

PROPOSAL 6:
Approval of Amendment to the Charter to Eliminate the Supermajority Vote Provision Relating to Stockholder Amendment of Charter Provisions Governing Directors
The Charter currently requires the affirmative vote of holders of at least 80% of the shares of all classes of our stock entitled to vote for the election of directors, considered for this purpose as one class of stock, to amend the Charter provisions governing the duties, number, term, election, removal, and liability of our directors.
If stockholders approve this Proposal 6, the Charter will be amended to eliminate this supermajority voting requirement, and the voting requirement in the future would be the affirmative vote of the holders of at least a majority of the shares of all classes of our stock entitled to vote for the election of directors, considered for this purpose as one class of stock.
The amendment to the Charter that would be effected by approval of this Proposal 6 is shown in the text referring to Article SEVENTH within Article TENTH, Paragraph 1(B), subpart (i), of the Charter provisions attached to this Proxy Statement as Appendix A.
Vote Required to Approve Proposal 6
Approval of this amendment at the Annual Meeting requires the affirmative vote of the holders of at least 80% of the shares of our outstanding common stock.

The Board of Directors Unanimously Recommends a Vote “FOR” this Proposal 6
Proxy Statement	61

PROPOSAL 7:
Approval of Amendment to the Charter to Eliminate the Supermajority Vote Provision Relating to Stockholder Amendment of the Charter Provision Governing Action by Stockholders
The Charter currently requires the affirmative vote of holders of at least 80% of the shares of all classes of our stock entitled to vote for the election of directors, considered for this purpose as one class of stock, to amend the Charter provision requiring that an action taken by stockholders be effected at an annual or special meeting, and not by written consent.
If stockholders approve this Proposal 7, the Charter will be amended to eliminate this supermajority voting requirement, and the voting requirement in the future would be the affirmative vote of the holders of at least a majority of the shares of all classes of our stock entitled to vote for the election of directors, considered for this purpose as one class of stock.
The amendment to the Charter that would be effected by approval of this Proposal 7 is shown in the text referring to Article THIRTEENTH within Article TENTH, Paragraph 1(B), subpart (i), of the Charter provisions attached to this Proxy Statement as Appendix A.
Vote Required to Approve Proposal 7
Approval of this amendment at the Annual Meeting requires the affirmative vote of the holders of at least 80% of the shares of our outstanding common stock.

The Board of Directors Unanimously Recommends a Vote “FOR” this Proposal 7
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PROPOSAL 8:
STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER SPECIAL MEETING RIGHT
In accordance with SEC rules, we have set forth below a stockholder proposal from Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. Mr. Chevedden has notified us that he is the beneficial owner of 50 shares of the Company’s common stock and that he intends to present the following proposal at the Annual Meeting. The stockholder proposal will be voted upon at the Annual Meeting if properly presented. The Company assumes no responsibility for the content or accuracy of the text of the stockholder’s resolution or the statement and graphic the stockholder furnished to us in support thereof, which appear below exactly as submitted. The stockholder proposal includes some assertions the Company believes are incorrect.

Proposal 8 — Special Shareholder Meeting Improvement
Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.
One of the main purposes of this proposal is to give shareholders the right to formally participate in calling for a special shareholder meeting regardless of their length of stock ownership to the fullest extent possible.
It currently takes a theoretical 25% of shares to call a special shareholder meeting. And it keeps getting worse from here for shareholders.
This theoretical 25% of shares equal 34% of shares that vote at the annual meeting. It would be hopeless to think that they shares that do not have the time to vote at the annual meeting would have the time to take the special procedural steps to call for a special shareholder meeting.
Then all shares not owned for a full year are prohibited from participation in the call for a special shareholder meeting. Thus the 34% of shares could determine that they own 44% of shares that vote when all their shares are included regardless of length of stock ownership.
Then all share not held long are prohibited from participation in the call for a special shareholder meeting. Thus the 44% of shares could determine that they own 50% of shares when their shares are include that are not held long. A theoretical 25% of shares to call a special shareholder meeting that can easily descend into a requirement of 50% of shares. A 50% requirement is nothing for Skyworks Solutions management to brag about.
It is also important to adopt this proposal to make up for our complete lack of a shareholder right to act by written consent. Many companies provide for a shareholder right to call a special shareholder meeting and a shareholder right to act by written consent.
Skyworks Solutions shareholders gave 44%-support to a shareholder right to act by written consent at the 2020 annual meeting. This 44%-suport was likely 51% support from the shares that have access to independent proxy voting advice.
This is a corporate governance improvement proposal like the 2021 shareholder proposal to eliminate our undemocratic 80% shareholder vote requirement from all shares outstanding (that descends into an outrageous 109% vote requirement from the shares that typically vote at our annual meeting) that won outstanding 96% support from Skyworks Solutions shareholders.
Please vote yes:
Special Shareholder Meeting Improvement — Proposal 8

Proxy Statement	63

Statement of Opposition by the Board of Directors

In 2018, the Board amended the Company’s By-laws to provide a stockholder special meeting right because it believes, as a matter of good corporate governance, that stockholders should be permitted to request special meetings in appropriate circumstances. The existing stockholder special meeting right, and its 25% required ownership threshold, was ratified by stockholders at the 2018 Annual Meeting of Stockholders.
The Board has carefully reviewed and considered the stockholder’s proposal and has concluded that reducing the special meeting ownership threshold to 10% would not be in the best interests of the Company’s stockholders. The Board recommends a vote AGAINST the proposal for the following reasons:
Our existing stockholder special meeting right strikes the appropriate balance between enhancing the rights of all stockholders and preventing the waste of corporate resources and associated disruptions
Organizing and preparing for a special meeting results in significant costs to the Company in legal, administrative, printing, distribution, and other fees. It also requires considerable attention from our senior executives, diverting their focus from performing their primary functions of overseeing and operating our business in the best interests of all stockholders. Consequently, the Board believes that special meetings should be called only to consider matters deemed by a significant portion of our stockholders to warrant immediate attention and that cannot be deferred for consideration until the next annual meeting. A low ownership threshold could allow small groups of stockholders to misuse the special meeting right to advance narrow or short-term interests that might not be shared by our broader stockholder base. A 10% ownership threshold could be met by a single current stockholder, while our existing 25% ownership threshold could be met by no fewer than four of our current stockholders acting together.
In line with our commitment to strong corporate governance practices, our existing stockholder special meeting right is consistent with public company best practices
The Board is committed to sound principles of corporate governance, as described throughout this Proxy Statement. Our corporate governance practices and policies, including our stockholder special meeting right, annual election of all directors, and regular board refreshment, promote accountability to protect the interests of our stockholders and are aligned with mainstream governance practices. Our existing 25% ownership threshold reflects prevailing public company trends. Among S&P 500 companies, based on FactSet data as of February 2022, 33.3% do not allow stockholders to call special meetings at all and 36.9% maintain a stockholder special meeting right with a threshold of 25% or higher, while only 12.0% have adopted a threshold of 10% or lower. Furthermore, our Charter already requires, in line with applicable Nasdaq requirements and Delaware laws, that certain significant matters be presented for a stockholder vote, such as mergers, large acquisitions, and share issuances, providing additional protection for our stockholders. As described in Proposals 4 through 7 above, the Board is recommending that stockholders approve amendments to our Charter that would eliminate applicable supermajority voting provisions therein. Our robust corporate governance framework makes the proponent’s proposal unnecessary.
Regular stockholder engagement remains an important source of feedback that informs our corporate decisions and is significantly more cost effective than a special meeting
As noted in this Proxy Statement, we meet with stockholders throughout the year to solicit their perspectives on corporate governance, among other topics. In addition to regular formal engagement with our institutional stockholders, we maintain open lines of communication by which all stockholders are permitted to communicate

64	Proxy Statement

directly with members of our Board. We value the views of our stockholders, and the input we receive is a cornerstone of our corporate governance practices, as demonstrated by the actions our Board has taken in response to discussions with stockholders, such as the implementation of majority voting for directors in uncontested elections, significant additions to our sustainability disclosures, and the executive compensation changes described in this Proxy
Statement. Importantly, our institutional stockholders did not express concern regarding the existing 25% ownership threshold in our engagement meetings following the 2021 Annual Meeting.
For these reasons, the Board considers the proponent’s proposal not to be in the best interests of the Company’s stockholders.

The Board of Directors Unanimously Recommends a Vote “AGAINST” the Stockholder Proposal

Proxy Statement	65

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
To the Company’s knowledge, the following table sets forth the beneficial ownership of the Company’s common stock as of March 1, 2022, by the following individuals or entities: (i) each person or entity who beneficially owns five percent (5%) or more of the outstanding shares of the Company’s common stock as of March 1, 2022; (ii) the Named Executive Officers (as defined above under “Information About Executive and Director Compensation”); (iii) each director and nominee for director; and (iv) all current executive officers and directors of the Company, as a group.
Beneficial ownership is determined in accordance with the rules of the SEC, is not necessarily indicative of beneficial ownership for any other purpose, and does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. As of March 1, 2022, there were 161,980,339 shares of the Company’s common stock issued and outstanding.
In computing the number of shares of Company common stock beneficially owned by a person and the percentage ownership of that person, shares of Company common stock that are subject to stock options or other rights held by that person that are currently exercisable or that will become exercisable within sixty (60) days of March 1, 2022, are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.
Names and Addresses of Beneficial Owners(1)	Number of Shares Beneficially Owned(2)	Percent of Class
The Vanguard Group, Inc.	17,932,949(3)	11.07%
BlackRock, Inc.	14,307,628(4)	8.83%
Alan S. Batey	3,821	(*)
Kevin L. Beebe	56,870	(*)
Carlos S. Bori	25,982(5)	(*)
Karilee A. Durham	18,191	(*)
Timothy R. Furey	18,758	(*)
Liam K. Griffin	88,507(5)	(*)
Eric J. Guerin	—	—
Christine King	17,995	(*)
Suzanne E. McBride	—	—
David P. McGlade	39,932	(*)
Robert A. Schriesheim	80,418	(*)
Kris Sennesael	129,322	(*)
Kimberly S. Stevenson	6,451	(*)
Robert J. Terry	9,196(5)	(*)
All current directors and executive officers as a group (15 persons)	506,309(5)	(*)

*
Less than 1%

(1)
Unless otherwise set forth in the following notes, each person’s address is the address of the Company’s principal executive offices at Skyworks Solutions, Inc., 5260 California Avenue, Irvine, CA 92617, and stockholders have sole voting and sole investment power with respect to the shares, except to the extent such power may be shared by a spouse or otherwise subject to applicable community property laws.

(2)
Includes the number of shares of Company common stock subject to stock options held by that person that are currently exercisable or will become exercisable within sixty (60) days of March 1, 2022 (the “Current Options”), as follows: Mr. Griffin — 13,211 shares under Current Options; Mr. Sennesael — 52,770 shares under Current Options; Mr. Terry — 502 shares under Current Options; current directors and executive officers as a group (15 persons) — 66,483 shares under Current

66	Proxy Statement

Options. Also includes the number of shares of Company common stock to be issued upon the vesting of restricted stock units within sixty (60) days of March 1, 2022 (the “Vesting RSUs”), as follows: Ms. Durham — 4,426 shares under Vesting RSUs; current directors and executive officers as a group (15 persons) — 4,426 shares under Vesting RSUs.
The table does not reflect the number of shares of Company common stock to be issued pursuant to unvested restricted stock units (the “Unvested RSUs”) and earned, but unissued, performance share awards subject to time-based vesting only (the “Unvested PSAs”) that are not scheduled to vest within sixty (60) days of March 1, 2022, as follows: Mr. Batey — 1,924 shares under Unvested RSUs; Mr. Beebe — 1,084 shares under Unvested RSUs; Mr. Bori — 24,539 shares under Unvested RSUs and 20,680 shares under Unvested PSAs; Ms. Durham — 14,389 shares under Unvested RSUs and 12,137 shares under Unvested PSAs; Mr. Furey — 1,084 shares under Unvested RSUs; Mr. Griffin — 87,108 shares under Unvested RSUs and 70,656 shares under Unvested PSAs; Mr. Guerin — 1,340 shares under Unvested RSUs; Ms. King — 1,084 shares under Unvested RSUs; Ms. McBride — 1,348 shares under Unvested RSUs; Mr. McGlade — 1,084 shares under Unvested RSUs; Mr. Schriesheim — 1,084 shares under Unvested RSUs; Mr. Sennesael — 27,002 shares under Unvested RSUs and 22,152 shares under Unvested PSAs; Ms. Stevenson — 1,084 shares under Unvested RSUs; Mr. Terry — 20,986 shares under Unvested RSUs and 17,679 shares under Unvested PSAs; current directors and executive officers as a group (15 persons) — 209,666 shares under Unvested RSUs and 164,818 shares under Unvested PSAs.
(3)
Consists of shares beneficially owned by The Vanguard Group, Inc. (“Vanguard”), which has sole voting power with respect to zero shares, shared voting power with respect to 269,138 shares, sole dispositive power with respect to 17,259,548 shares and shared dispositive power with respect to 673,401 shares. With respect to the information relating to Vanguard, the Company has relied on information supplied by Vanguard on a Schedule 13G/A filed with the SEC on February 10, 2022. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Consists of shares beneficially owned by BlackRock, Inc. (“BlackRock”), in its capacity as a parent holding company of various subsidiaries under Rule 13d-1(b)(1)(ii)(G). In its capacity as a parent holding company or control person, BlackRock has sole voting power with respect to 12,652,553 shares and sole dispositive power with respect to 14,307,628 shares which are held by the following of its subsidiaries: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd. With respect to the information relating to BlackRock and its affiliated entities, we have relied on information supplied by BlackRock on a Schedule 13G/A filed with the SEC on February 1, 2022. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(5)
Includes shares held in the Company’s 401(k) Savings and Investment Plan as of March 1, 2022.

Proxy Statement	67

GENERAL INFORMATION
Q.
How do we refer to Skyworks in this Proxy Statement?

The terms “Skyworks,” “the Company,” “we,” “us,” and “our” refer to Skyworks Solutions, Inc., a Delaware corporation, and its consolidated subsidiaries.
Q.
When and where is our Annual Meeting?

The Annual Meeting will be held on Wednesday, May 11, 2022, at 11:00 a.m. Pacific Daylight Time. The Annual Meeting will be held in a virtual format. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/SWKS2022. We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at our Annual Meeting by enabling stockholders to participate remotely from any location around the world. We have designed the virtual Annual Meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.
Q.
What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:
•
Proposal 1:   The election of the eight nominees named in this Proxy Statement to our Board of Directors to serve until the 2023 Annual Meeting of Stockholders.

•
Proposal 2:   The ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2022.

•
Proposal 3:   The approval, on a non-binding basis, of the compensation of our Named Executive Officers, as described above under “Compensation Discussion and Analysis,” and in the executive compensation tables and accompanying narrative disclosures in this Proxy Statement.
•
Proposals 4, 5, 6, and 7:   The approval of various amendments to the Company’s Restated Certificate of Incorporation regarding elimination of supermajority vote provisions.

•
Proposal 8: A non-binding stockholder proposal regarding our stockholder special meeting right, if properly presented at the Annual Meeting.

The stockholders will also act on any other business that may properly come before the meeting.
Q.
What is included in our proxy materials?

The Company’s Annual Report, which includes financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” for fiscal year 2021, accompanies this Proxy Statement. This Proxy Statement and form of proxy, and/or notice of access thereto, are being first mailed to stockholders on or about March 25, 2022. The Proxy Statement and the Company’s Annual Report are available at www.skyworksinc.com/annualreport.
Q.
Who can vote at our Annual Meeting?

Only stockholders of record at the close of business on March 17, 2022 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 161,670,997 shares of Skyworks’ common stock issued and outstanding. Pursuant to Skyworks’ Restated Certificate of Incorporation and By-laws, and applicable Delaware law, each share of common stock entitles the holder of record at the close of business on the Record Date to one vote on each matter considered at the Annual Meeting.

68	Proxy Statement

Q.
Is my vote important?

Yes. Your vote is important no matter how many shares you own. Please take the time to vote in the way that is easiest and most convenient for you, and cast your vote as soon as possible.
Q.
How do I vote if I am a stockholder of record?

As a stockholder of record, you may vote in one of the following three ways whether or not you plan to attend the Annual Meeting online: (a) by completing and submitting your proxy via the Internet at the website address listed on the proxy card, (b) by completing and submitting your proxy using the toll-free telephone number listed on the proxy card, or (c) by completing, signing, and dating the proxy card and returning it in the postage-prepaid envelope provided for that purpose. If you attend the Annual Meeting online, you may vote online at the Annual Meeting even if you have previously submitted your proxy by mail or telephone, or via the Internet (and your vote at the Annual Meeting will automatically revoke your previously submitted proxy, although mere virtual attendance at the meeting without voting will not have that result).
Q.
How do I vote if I am a beneficial owner of shares held in “street name”?

If your shares are held on your behalf by a third party such as your broker or another person or entity who holds shares of the Company on your behalf and for your benefit, which person or entity we refer to as a “nominee,” and your broker (or other nominee) is the stockholder of record of such shares, then you are the beneficial owner of such shares and we refer to those shares as being held in “street name.” As the beneficial owner of your “street name” shares, you are entitled to instruct your broker (or other nominee) as to how to vote your shares. Your broker (or other nominee) will provide you with information regarding how to instruct your broker (or other nominee) as to the voting of your “street name” shares.
Q.
How do I vote if I am a participant in the Skyworks 401(k) Savings and Investment Plan?

If you are a participant in the Skyworks 401(k) Savings and Investment Plan (the “401(k) Plan”), you will receive an instruction card for the Skyworks shares you own through the 401(k) Plan. That instruction card will serve as a voting instruction card for the trustee of the 401(k) Plan, and your 401(k) Plan shares will be voted as you instruct.
Q.
Can I change my vote after I have voted?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Annual Meeting. Proxies may be revoked by (a) delivering to the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (b) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting, or (c) attending the Annual Meeting online and voting (although virtual attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to the Company’s executive offices at Skyworks Solutions, Inc., 5260 California Avenue, Irvine, CA 92617, Attention: Secretary, before the taking of the vote at the Annual Meeting. If you vote your shares over the Internet prior to the Annual Meeting, only your latest Internet vote submitted prior to the Annual Meeting will be counted at the Annual Meeting.
Q.
How do I virtually attend the Annual Meeting?

You are invited to attend the Annual Meeting online by visiting
www.virtualshareholdermeeting.com/SWKS2022, where you will be able to listen to the

Proxy Statement	69

meeting live, submit questions, and vote. The meeting will begin at 11:00 a.m. Pacific Daylight Time. In order to participate in the meeting, you will need the multi-digit number included in your proxy card, voter instruction form, or notice. Instructions on how to attend and participate online, including how to demonstrate proof of stock ownership, will be posted at
www.virtualshareholdermeeting.com/SWKS2022.
Online check-in will begin at 10:45 a.m. Pacific Daylight Time on May 11, 2022, and you should allow ample time for the online check-in proceedings. We will have technicians standing by and ready to assist you with any technical difficulties you may have accessing the virtual meeting starting at 10:45 a.m. Pacific Daylight Time on May 11, 2022. If you encounter any difficulties accessing the virtual meeting during the check-in time or meeting time, please call the phone number that will be listed at that time at
www.virtualshareholdermeeting.com/SWKS2022.
Q.
If I vote by proxy, how will my vote be cast?

The persons named as attorneys-in-fact in this Proxy Statement, Liam K. Griffin and Robert J. Terry, were selected by the Board and are officers of the Company. As attorneys-in-fact, Messrs. Griffin and Terry will vote any shares represented at the meeting by proxy. Each executed proxy card returned by a stockholder of record or proxy vote recorded via telephone or the Internet by a stockholder of record in the manner provided on the proxy card prior to the taking of the vote at the Annual Meeting will be voted. Where a choice has been specified in an executed proxy with respect to the matters to be acted upon at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the choices specified.
Q.
How will my shares be voted if I do not give specific voting instructions when I deliver my proxy?

If you are a stockholder of record and deliver a proxy but do not give specific voting instructions, then the proxy holders will vote your shares as recommended by the Board.
If your shares are held in “street name,” your broker (or other nominee) is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker (or other nominee), your broker (or other nominee) will only be entitled to vote your shares with respect to “discretionary” matters, as described below, but will not be permitted to vote the shares with respect to “non-discretionary” matters. If you beneficially own shares that are held in “street name” by your broker (or other nominee), we strongly encourage you to provide instructions to your broker (or other nominee) as to how to vote on the election of directors and all of the Proposals by signing, dating, and returning to your broker (or other nominee) the instruction card provided by your broker (or other nominee).
If you are a participant in the 401(k) Plan, the trustee of the 401(k) Plan may not vote your 401(k) Plan shares if the trustee does not receive voting instructions from you by 11:59 p.m. Eastern Daylight Time on May 6, 2022, unless otherwise required by law.
Q.
What is a “broker non-vote”?

A “broker non-vote” occurs when your broker (or other nominee) submits a proxy for your shares (because the broker (or other nominee) has either received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote “FOR” a particular proposal because the broker (or other nominee) either does not have authority to vote on that proposal and has not received voting instructions from you or has

70	Proxy Statement

“discretionary” authority on the proposal but chooses not to exercise it. “Broker non-votes” are not counted to determine the number of votes present for the particular proposal, nor are they counted as votes “FOR” or “AGAINST” the proposal in question or as abstentions. We count “broker non-votes” for the purpose of determining a quorum for the Annual Meeting. If your shares are held in “street name” by your broker (or other nominee), please check the instruction card provided by your broker (or other nominee) or contact your broker (or other nominee) to determine whether you will be able to vote by telephone or via the Internet.
Q.
What vote is required for each matter?

Election of Directors. Pursuant to the Company’s By-laws, a nominee will be elected to the Board if the votes cast “FOR” the nominee’s election at the Annual Meeting exceed the votes cast “AGAINST” the nominee’s election (as long as the only director nominees are those individuals set forth in this Proxy Statement). Abstentions and “broker non-votes” will not count as votes “FOR” or “AGAINST.” If the shares you own are held in “street name,” your broker (or other nominee), as the record holder of your shares, is required to vote your shares according to your instructions. Proposal 1 is not considered to be a “discretionary” matter for certain brokers. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to the election of directors. In such case, a “broker non-vote” may occur, which will have no effect on the outcome of Proposal 1.
Ratification of Independent Registered Public Accounting Firm.   The affirmative vote of a majority of the shares present, or represented by proxy, at the Annual Meeting, and entitled to vote on such matter at the Annual Meeting, is required to approve Proposal 2. Proposal 2 involves a matter on which a broker (or other nominee) does have “discretionary” authority to vote. If you do not instruct your broker how to vote with respect to this item, your broker may still vote your shares with respect to this proposal in its discretion. With respect to Proposal 2, a vote of  “ABSTAIN” will have the same effect as a vote of “AGAINST.”
Say-on-Pay Vote; Stockholder Proposal.   The affirmative vote of a majority of the shares present online, or represented by proxy at the Annual Meeting, and entitled to vote on such matter at the Annual Meeting, is required to approve Proposals 3 and 8. Proposals 3 and 8 are not considered to be “discretionary” matters for certain brokers. If you do not instruct your broker how to vote with respect to these items, your broker may not vote your shares with respect to these proposals. In such case, a “broker non-vote” may occur, which will have no effect on the outcome of Proposals 3 and 8. Votes that are marked “ABSTAIN” are counted as present and entitled to vote with respect to Proposals 3 and 8 and will have the same impact as a vote that is marked “AGAINST” for purposes of Proposals 3 and 8.
Approval of Amendments to the Company’s Restated Certificate of Incorporation.
Approval of Proposals 4, 5, 6, and 7 requires the affirmative vote of the holders of at least the following percentages of the shares of our outstanding common stock, respectively: 80%, 90%, 80%, and 80%. Proposals 4-7 are not considered to be “discretionary” matters for certain brokers. If you do not instruct your broker how to vote with respect to one or more of these items, your broker may not vote your shares with respect to such proposals. In such case, a “broker non-vote” may occur, which will have the same effect as a vote that is marked “AGAINST” for purposes of such proposal. Votes that are marked “ABSTAIN” as to any of Proposals 4-7 are counted as present and entitled to vote with respect to such proposal and will have the same impact as a vote that is marked “AGAINST” for purposes of such proposal.

Proxy Statement	71

Q.
How does the Board recommend that I vote?

The Board recommends that you vote:
FOR the election of each of the eight director nominees (Proposal 1).
FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2022 (Proposal 2).
FOR the approval, on a non-binding basis, of the compensation of our Named Executive Officers, as described above under “Compensation Discussion and Analysis,” and in the executive compensation tables and accompanying narrative disclosures (Proposal 3).
FOR the approval of amendments to the Company’s Restated Certificate of Incorporation (Proposals 4-7).
AGAINST the approval, on a non-binding basis, of a stockholder proposal regarding our stockholder special meeting right (Proposal 8).
Q.
How will the votes cast at our Annual Meeting be counted?

Broadridge Financial Solutions, Inc., and our independent inspector of elections will tabulate the votes at the Annual Meeting. The vote on each matter submitted to stockholders will be tabulated separately.
Q.
Where can I find the voting results of our Annual Meeting?

We expect to announce the preliminary voting results at our Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K that will be filed with the SEC within four business days after the end of our Annual Meeting and will be posted on our website.
Q.
Will my vote be kept confidential?

Yes. We will keep your vote confidential unless (1) we are required by law to disclose your vote (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request on your proxy card that your name be disclosed.
Q.
What is the quorum requirement for our Annual Meeting?

The holders of a majority of the issued and outstanding stock of the Company present either in person or by proxy at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting. Shares present virtually during the Annual Meeting will be considered shares of common stock represented in person at the meeting. Shares that abstain from voting on any proposal and “broker non-votes” will be counted as shares that are present for purposes of determining whether a quorum exists at the Annual Meeting. If a “broker non-vote” occurs with respect to any shares of the Company’s common stock on any matter, then those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for purposes of determining whether a quorum exists because they are entitled to vote on other matters) and will not be voted.
Q.
How do I submit a question at the Annual Meeting?

If you wish to submit a question, beginning at 10:45 a.m. Pacific Daylight Time on May 11, 2022, you may log into the virtual meeting platform at
www.virtualshareholdermeeting.com/SWKS2022, type your question into the “Submit a Question” field, and click “Submit.” Our virtual meeting will be governed by our Annual Meeting Rules of Conduct which will include rules on permissible topics for stockholder questions and will be posted at www.virtualshareholdermeeting.com/SWKS2022.

72	Proxy Statement

Questions received from stockholders during the virtual Annual Meeting that are deemed appropriate under our Annual Meeting Rules of Conduct will be posted, along with the Company’s responses, on the Investor Relations portion of the Company’s website at www.skyworksinc.com as soon as practicable following the Annual Meeting.
Q.
When will Skyworks next hold an advisory vote on the frequency of  “say-on-pay” votes?

Skyworks currently conducts an annual “say-on-pay” vote. The next advisory vote on the frequency of  “say-on-pay” votes is expected to be held at our 2023 Annual Meeting of Stockholders.
Q.
What is “householding”?

Some brokers (or other nominees) may be participating in the practice of  “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement and our Annual Report may have been sent to multiple stockholders in your household. If you are a stockholder and your household or address has received only one
Annual Report and one Proxy Statement, the Company will promptly deliver a separate copy of the Annual Report and the Proxy Statement to you, upon your written request to Skyworks Solutions, Inc., 5260 California Avenue, Irvine, CA 92617, Attention: Investor Relations, or oral request to Investor Relations at (949) 231-3433. If you would like to receive separate copies of our Annual Report and Proxy Statement in the future, you should direct such request to your broker (or other nominee). Even if your household or address has received only one Annual Report and one Proxy Statement, a separate proxy card should have been provided for each stockholder account. Each individual proxy card should be signed, dated, and returned in the postage-prepaid envelope (or completed and submitted by telephone or via the Internet, as described on the proxy card). If your household has received multiple copies of our Annual Report and Proxy Statement, you can request the delivery of single copies in the future by contacting your broker (or other nominee), or the Company at the address or telephone number above.

Proxy Statement	73

OTHER PROPOSED ACTION
As of the date of this Proxy Statement, the directors know of no other business that is expected to come before the Annual Meeting. However, if any other business should be properly presented to the Annual Meeting, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

OTHER MATTERS
Solicitation Expenses

Skyworks will bear the expenses of the preparation of the proxy materials and the solicitation by the Board of proxies. Proxies may be solicited on behalf of the Company in person or by telephone, e-mail, facsimile, or other electronic means by directors, officers, or employees of the Company, who will receive no additional compensation for any such services. We have retained D.F. King & Co. to assist in the solicitation of proxies, at a total cost to the Company of approximately $30,000 to $50,000. This increase in expense from prior years results from the Company’s decision to solicit stockholder votes for the Annual Meeting more actively than it has done so in the past, as described above under “Introduction to Proposals 4-7: Elimination of Supermajority Vote Provisions from Our Charter.”

Electronic Delivery of Proxy Materials

We are able to distribute our Annual Report and this Proxy Statement to our stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder’s address. Stockholders may elect to view all future annual reports, proxy statements, and notices on the Internet instead of receiving them by mail. You may make this election when voting your proxy this year. Simply follow the instructions to vote via the Internet to register your consent. Your election to view proxy materials online is perpetual unless you revoke it later. Future proxy cards will contain the Internet website address and instructions to view the materials. You will continue to have the option to vote your shares by telephone, mail, or via the Internet.

Annual Report on Form 10-K and Stockholder List

A copy of our 2021 Annual Report accompanies this Proxy Statement. You also may obtain, free of charge, a copy of the Company’s Annual Report on Form 10-K for fiscal year 2021, as filed with the SEC, via the Company’s website at www.skyworksinc.com, or upon written request addressed to Investor Relations:
Skyworks Solutions, Inc.
5260 California Avenue
Irvine, CA 92617
A list of stockholders of record as of March 17, 2022, will be available for inspection during ordinary business hours at our executive offices in Irvine, CA, from April 29, 2022, to May 11, 2022, as well as online during our Annual Meeting.

74	Proxy Statement

Stockholder Proposals

Proposals to be considered for inclusion in the proxy materials for the Company’s 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must meet the requirements of Rule 14a-8 and be delivered in writing to the General Counsel and Secretary of the Company at its executive offices at 5260 California Avenue, Irvine, CA 92617, no later than November 25, 2022. The submission of a stockholder proposal does not guarantee that it will be included in the proxy materials for the Company’s 2023 Annual Meeting.
According to the applicable provisions of our By-laws, if a stockholder wishes to present a proposal at our 2023 Annual Meeting outside the processes of Rule 14a-8, with such proposal not to be considered for inclusion in the proxy materials for such meeting, then the stockholder must give written notice to the Secretary of the Company at the address noted above no earlier than the close of business on January 11, 2023, and no later than the close of business on February 10, 2023. In the event that the 2023 Annual Meeting is held more than thirty (30) days before or after the first anniversary of the Company’s 2022 Annual Meeting, then the required notice must be delivered in writing to the Secretary of the Company at the address above no earlier than 120 days prior to the date of the 2023 Annual Meeting and no later than the later of 90 days prior to the 2023 Annual Meeting or the 10th day following the day on which the public announcement of the date of the 2023 Annual
Meeting is first made by the Company. A proposal that is submitted outside of these time periods will not be considered to be timely and, pursuant to Rule 14a-4(c)(1) under the Exchange Act and if a stockholder properly brings the proposal before the meeting, the proxies that management solicits for that meeting will have “discretionary” authority to vote on the stockholder’s proposal. Even if a stockholder makes timely notification, the proxies may still exercise “discretionary” authority in accordance with the SEC’s proxy rules.
Our Board encourages stockholders to attend the Annual Meeting online. Whether or not you plan to attend, you are urged to submit a proxy promptly in one of the following ways:
• by completing and submitting your proxy via the Internet by visiting the website address listed on the proxy card;
• by completing and submitting your proxy using the toll-free telephone number listed on the proxy card; or
• by completing, signing, and dating the proxy card and returning it in the postage-prepaid envelope provided for that purpose.
A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated.

Proxy Statement	75

Appendix A:
Provisions of Charter Subject to Potential Amendment
The following provisions of our Charter are those implicated by Proposals 4-7. In this Appendix A, deletions and additions that would be effected by the proposed amendments are indicated by strikethroughs and underlining, respectively:
SEVENTH:
1.The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).
2.Except as otherwise provided by law and except as hereinafter otherwise provided for filling vacancies, the directors of the Corporation shall be elected at each annual meeting of stockholders. Each director so elected shall hold office until the annual meeting of stockholders following the annual meeting at which such director was elected and until a successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. The terms of office of each director serving the Corporation as of immediately prior to the effectiveness of the filing of this Certificate of Amendment under the General Corporation Law of the State of Delaware (the “Effective Time”) whose term of office did not expire at the 2011 annual meeting of stockholders of the Corporation shall nonetheless expire at the Effective Time, such that the directors elected at the 2011 annual meeting of stockholders of the Corporation effective upon the Effective Time to succeed such directors shall commence their term of office at the Effective Time, for a term expiring at the next annual meeting of stockholders, with each such director to hold office until his or her successor shall have been duly elected and qualified.
3.Vacancies resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders to occur following their election. No decrease in the number of authorized directors shall shorten the term of any incumbent director.
4.Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, to elect additional directors under specific circumstances, any director may be removed from office at any time, with or without cause by the affirmative vote of the holders of at least a majority of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Article Seventh as one class of stock.
5.No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this paragraph, directly or by adoption of an inconsistent provision
76	Appendix A

of this Certificate of Incorporation, by the stockholders of the Corporation shall be effective with respect to any cause of action, suit, claim or other matter that, but for this paragraph, would accrue or arise prior to such repeal or modification.
TENTH:
1.AMENDMENT OF CERTIFICATE OF INCORPORATION. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner hereafter set forth, and all rights conferred upon stockholders herein are granted subject to this reservation.
A.
Except as provided in paragraphs 1(B) and (2) of this Article Tenth and in Article Eleventh, any provision of this Certificate of Incorporation may be amended, altered, changed or repealed in the manner now or hereafter prescribed by the statutes of the State of Delaware.

B.
Notwithstanding any of the provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of holders of any particular class or series of stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least the following percentages of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for this purpose as one class of stock, shall be required to amend, alter, change or repeal, or to adopt any provisions inconsistent with, the indicated provisions of this Certificate of Incorporation:

(i)
~~80%~~ (1) in the case of Article Seventh ~~or~~and (2) in the case of Article Thirteenth; and

(ii)
~~90%~~ (3) in the case of Article Twelfth.

The foregoing paragraphs 1(B)(i) and (ii) of this Article Tenth may not be amended so as to alter the stockholder vote required by either such paragraph or to adopt any provisions inconsistent with these provisions, except by an amendment that is itself approved by the affirmative vote of the holders of at least the percentage of all shares of all classes of stock of the Corporation as is required to amend the provision or provisions of this Certificate of Incorporation to which such amendment relates.
2.BY-LAWS. The Board of Directors is expressly authorized to adopt, alter, amend and repeal the By-laws of the Corporation, in any manner not inconsistent with the laws of the State of Delaware or of the Certificate of Incorporation of the Corporation, subject to the power of the holders of capital stock of the Corporation to adopt, alter or repeal the By-laws made by the Board of Directors; provided, that any such adoption, amendment or repeal by stockholders shall require the affirmative vote of the holders of at least a majority of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for this purpose as one class of stock. This paragraph 2 of Article Tenth may not be amended so as to alter the stockholder vote specified hereby, nor may any provisions inconsistent with these provisions be adopted, except by an amendment that is itself approved by the affirmative vote of the holders of at least a majority of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for this purpose as one class of stock.
ELEVENTH:
1.Except as set forth in paragraph 2 of this Article Eleventh, the affirmative vote or consent of the holders of ~~80%~~at least a majority of the shares of all classes of stock of the Corporation entitled to vote

(1)
If Proposal 6 is approved, insert “a majority”; otherwise retain current threshold of 80%.

(2)
If Proposal 7 is approved, insert “a majority”; otherwise retain current threshold of 80%.

(3)
If Proposal 5 is approved, insert “a majority”; otherwise retain current threshold of 90%.

Appendix A	77

for the election of directors, considered for the purposes of this Article as one class, shall be required (a) for the adoption of any agreement for the merger or consolidation of the Corporation with or into any Other Corporation (as hereinafter defined), or (b) to authorize any sale, lease, exchange, mortgage, pledge or other disposition of all, or substantially all of the assets of the Corporation or any Subsidiary (as hereinafter defined) to any Other Corporation, or (c) to authorize the issuance or transfer by the Corporation of any Substantial Amount (as hereinafter defined) of securities of the Corporation in exchange for the securities or assets of any Other Corporation. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the stock of the Corporation otherwise required by law, the Certificate of Incorporation of the Corporation or any agreement or contract to which the Corporation is a party.
2.The provisions of paragraph 1 of this Article Eleventh shall not be applicable to any transaction described therein if such transaction is approved by resolution of the Board of Directors of the Corporation; provided that a majority of the members of the Board of Directors voting for the approval of such transaction were duly elected and acting members of the Board of Directors prior to the time any such Other Corporation may have become a Beneficial Owner (as hereinafter defined) of 5% or more of the shares of stock of the Corporation entitled to vote for the election of directors.
3.For the purposes of paragraph 2 of this Article, the Board of Directors shall have the power and duty to determine for the purposes of this Article Eleventh, on the basis of information known to such Board, if and when any Other Corporation is the Beneficial Owner of 5% or more of the outstanding shares of stock of the Corporation entitled to vote for the election of directors. Any such determination shall be conclusive and binding for all purposes of this Article Eleventh.
4.As used in this Article Eleventh, the following terms shall have the meanings indicated:
“Other Corporation” means any person, firm, corporation or other entity, other than a subsidiary of the Corporation.
“Subsidiary” means any corporation in which the Corporation owns, directly or indirectly, more than 50% of the voting securities.
“Substantial Amount” means any securities of the Corporation having a then fair market value of more than $500,000.
An Other Corporation (as defined above) shall be deemed to be the “Beneficial Owner” of stock if such Other Corporation or any “affiliate” or “associate” of such Other Corporation (as those terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (15 U.S.C. 78 aaa et seq.), as amended from time to time), directly or indirectly, controls the voting of such stock or has any options, warrants, conversion or other rights to acquire such stock.
5.This Article Eleventh may not be amended, revised or revoked, in whole or in part, except by the affirmative vote or consent of the holders of ~~80%~~at least a majority of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Article Eleventh as one class of stock.
TWELFTH:
1.The following definitions shall apply for the purpose of this Article Twelfth only:
A.
“Announcement Date” shall mean the date of first public announcement of the proposal of a Business Combination.

78	Appendix A

B.
“Business Combination” shall mean:

(i)
any merger or consolidation of the Corporation or any Subsidiary with (a) any Related Person, or (b) any other corporation (whether or not itself a Related Person) which is, or after such merger or consolidation would be, an Affiliate of a Related Person; or

(ii)
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Related Person or any Affiliate of any Related Person of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of  $500,000 or more; or

(iii)
the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Related Person or any Affiliate of any Related Person in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of  $500,000 or more; or

(iv)
the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Related Person or any Affiliate of any Related Person; or

(v)
any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving the Related Person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Related Person or any Affiliate of any Related Person.

C.
“Consideration Received” shall mean the amount of cash and the Fair Market Value, as of the Consummation Date, of consideration other than cash received by the stockholder. In the event of any Business Combination in which the Corporation survives, the consideration other than cash shall include shares of any class of outstanding Voting Stock retained by the holders of such shares.

D.
“Consummation Date” shall mean the date upon which the Business Combination is consummated.

E.
“Continuing Director” shall mean any member of the Board of Directors of the Corporation who is unaffiliated with the Related Person and who was a member of the Board of Directors prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

F.
“Determination Date” shall mean the date upon which a Related Person became a Related Person.

G.
“Exchange Act” shall mean the Securities Exchange Act of 1934 as in effect on May 1, 1983.

H.
“Fair Market Value” shall mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the

Appendix A	79

National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.
I.
“Related Person” shall mean any individual, firm, corporation or other entity (other than the Corporation or any Subsidiary) which, together with its Affiliates and Associates (as such terms are defined in Rule 12b-2 under the Exchange Act) and with any other individual, firm, corporation or other entity (other than the Corporation or any Subsidiary) with which it or they have any agreement, arrangement or understanding with respect to acquiring, holding or disposing of Voting Stock, beneficially owns (as defined in Rule 13d-3 of the Exchange Act, except that such term shall include any Voting Stock which such person has the right to acquire, whether or not such right may be exercised within 60 days), directly or indirectly, more than twenty percent of the voting power of the outstanding Voting Stock.

J.
“Subsidiary” shall mean any corporation in which a majority of the capital stock entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation.

K.
“Voting Stock” shall mean all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors.

2.In addition to the affirmative vote otherwise required by law or any provision of this Certificate of Incorporation (including without limitation Article Eleventh), except as otherwise provided in paragraph 3, any Business Combination shall require the affirmative vote of the holders of ~~90%~~at least a majority of all Voting Stock, voting together as a single class.
Such affirmative vote shall be required notwithstanding any other provision of this Certificate of Incorporation or any provision of law or of any agreement with any national securities exchange which might otherwise permit a lesser vote or no vote, and such affirmative vote shall be required in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or by this Certificate of Incorporation.
3.The provisions of paragraph 2 of this Article Twelfth shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of this Certificate of Incorporation (including Article Eleventh), or any agreement with any national securities exchange, if, in the case of a Business Combination that does not involve any Consideration Received by the stockholders of the Corporation, solely in their respective capacities as stockholders of the Corporation, the condition specified in the following paragraph A is met, or, in the case of any other Business Combination, the conditions specified in either of the following paragraphs A and B are met:
A.
The Business Combination shall have been approved by a majority of the Continuing Directors, it being understood that this condition shall not be capable of satisfaction unless there is at least one Continuing Director.

B.
All of the following conditions shall have been met:

(i)
The form of the Consideration Received by holders of shares of a particular class of outstanding Voting Stock shall be in cash or in the same form as the Related Person has paid for shares of such class of Voting Stock within the two-year period ending on and including

80	Appendix A

the Determination Date. If, within such two-year period, the Related Person has paid for shares of any class of Voting Stock with varying forms of consideration, the form of Consideration Received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock acquired by the Related Person within such two-year period.
(ii)
The aggregate amount of Consideration Received per share by holders of each class of Voting Stock in such Business Combination shall be at least equal to the higher of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every such class of Voting Stock outstanding, whether or not the Related Person has previously acquired any shares of that particular class of Voting Stock):

(a)
(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Related Person for any shares of that class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date or in the transaction in which it became a Related Person, whichever is higher; or

(b)
the Fair Market Value per share of such class of Voting Stock on the Announcement Date; or in the case of any class of preferred stock, the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(iii)
After such Related Person has become a Related Person and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock; (b) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (II) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Related Person shall have not become the beneficial owner of any newly issued share of Voting Stock directly or indirectly from the Corporation except as part of the transaction which results in such Related Person becoming a Related Person.

(iv)
After such Related Person has become a Related Person, such Related Person shall not have received the benefit, directly or indirectly (except proportionately, solely in such Related Person’s capacity as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(v)
A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act and the rules and regulations thereunder (or any subsequent provisions replacing such act, rules or regulations) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions). Such proxy or

Appendix A	81

information statement shall contain on the front thereof, prominently displayed, any recommendation as to the advisability or inadvisability of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing to the Board of Directors.
4.A majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any determination is to be made by the Board of Directors) shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Twelfth including, without limitation, (1) whether a person is a Related Person, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether the applicable conditions set forth in paragraph (2) of Section C have been met with respect to any Business Combination, and (4) whether the assets which are the subject of any Business Combination or the Consideration Received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination have an aggregate Fair Market Value of $500,000 or more.
5.Nothing contained in this Article Twelfth shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.
THIRTEENTH:   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

82	Appendix A

Appendix B:
UNAUDITED RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
Year Ended
Oct. 1, 2021
(In millions, except per share amounts)
GAAP operating income	1,612.7
Share-based compensation expense(a)	191.9
Acquisition-related expenses	60.2
Amortization of acquisition-related intangibles	75.6
Settlements, gains, losses, and impairments	10.9
Restructuring and other charges	1.8
Non-GAAP operating income	$1,953.1
GAAP operating margin %	31.6%
Non-GAAP operating margin %	38.2%
	Year Ended
	Oct. 1, 2021	Oct. 2, 2020	Sep. 28, 2018*	Oct. 2, 2015*	Sep. 28, 2012*
GAAP net income per share, diluted	$8.97	$4.80	$5.01	$4.10	$1.05
Share-based compensation expense(a)	1.15	0.92	0.59	0.51	0.38
Acquisition-related expenses (benefit)	0.36	0.01	(0.01)	0.04	0.05
Amortization of acquisition-related intangibles	0.45	0.21	0.11	0.17	0.17
Settlements, gains, losses, and impairments	0.08	0.26	0.01	0.01	0.03
Restructuring and other charges	0.01	0.01	0.02	0.02	0.04
Deferred executive compensation benefit	—	—	(0.01)	—	—
Interest expense on seller-financed debt	—	—	—	0.01	—
Tax adjustments(b)	(0.52)	(0.08)	1.50	0.41	0.18
Non-GAAP net income per share, diluted	$10.50	$6.13	$7.22	$5.27	$1.90

*
Prior period amounts have been reclassified to conform to later period presentation.

(a)
The following table summarizes the expense recognized in accordance with ASC 718 — Compensation, Stock Compensation (in millions):

	Year Ended
	Oct. 1, 2021	Oct. 2, 2020	Sep. 28, 2018	Oct. 2, 2015	Sep. 28, 2012
Cost of goods sold	$28.9	$23.2	$14.4	$14.5	$9.4
Research and development	85.7	68.7	42.6	45.5	28.0
Selling, general, and administrative	77.3	64.7	50.8	39.9	34.8

(b)
Included in these amounts for the fiscal year ended September 28, 2018, is a one-time charge of $224.6 million related to the mandatory deemed repatriation tax on foreign earnings and a one-time charge of  $18.3 million related to the revaluation of deferred tax assets and liabilities related to tax reform.

Appendix B	83

Discussion Regarding the Use of Non-GAAP Financial Measures

Our annual report and this proxy statement contain some or all of the following financial measures that have not been calculated in accordance with United States Generally Accepted Accounting Principles (“GAAP”): (i) non-GAAP operating income and operating margin, and (ii) non-GAAP diluted earnings per share. As set forth in the “Unaudited Reconciliations of Non-GAAP Financial Measures” table above, we derive such non-GAAP financial measures by excluding certain expenses and other items from the respective GAAP financial measure that is most directly comparable to each non-GAAP financial measure. Management uses these non-GAAP financial measures to evaluate our operating performance and compare it against past periods, make operating decisions, forecast for future periods, compare our operating performance against peer companies and determine payments under certain compensation programs. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-recurring expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods and competitors more difficult, obscure trends in ongoing operations or reduce management’s ability to make forecasts.
We provide investors with non-GAAP operating income and operating margin and non-GAAP diluted earnings per share because we believe it is important for investors to be able to closely monitor and understand changes in our ability to generate income from ongoing business operations. We believe these non-GAAP financial measures give investors an additional method to evaluate historical operating performance and identify trends, an additional means of evaluating period-over-period operating performance and a method to facilitate certain comparisons of our operating results to those of our peer companies. We also believe that providing non-GAAP operating income and operating margin allows investors to assess the extent to which our ongoing operations impact our overall financial performance. We further believe that providing non-GAAP diluted earnings per share allows investors to assess the overall financial performance of our ongoing operations by eliminating the impact of share-based compensation expense, acquisition-related expenses, amortization of acquisition-related intangibles, settlements, gains, losses, and impairments, restructuring-related charges, and certain tax items which may not occur in each period presented and which may represent non-cash items unrelated to our ongoing operations. We believe that disclosing these non-GAAP financial measures contributes to enhanced financial reporting transparency and provides investors with added clarity about complex financial performance measures.
We calculate non-GAAP operating income by excluding from GAAP operating income, share-based compensation expense, acquisition-related expenses, amortization of acquisition-related intangibles, settlements, gains, losses, and impairments, and restructuring-related charges. We calculate non-GAAP diluted earnings per share by excluding from GAAP diluted earnings per share, share-based compensation expense, acquisition-related expenses, amortization of acquisition-related intangibles, settlements, gains, losses, and impairments, restructuring-related charges, and certain tax items.
We exclude the items identified above from the respective non-GAAP financial measure referenced above for the reasons set forth with respect to each such excluded item below:
Share-Based Compensation — because (1) the total amount of expense is partially outside of our control because it is based on factors such as stock price volatility and interest rates, which may be unrelated to our performance during the period in which the expense is incurred, (2) it is an expense based upon a valuation methodology premised on assumptions that vary over time, and

84	Appendix B

(3) the amount of the expense can vary significantly between companies due to factors that can be outside of the control of such companies.
Acquisition-Related Expenses — including such items as, when applicable, amortization of acquired intangible assets, fair value adjustments to contingent consideration, fair value charges incurred upon the sale of acquired inventory, and acquisition-related expenses, because they are not considered by management in making operating decisions and we believe that such expenses do not have a direct correlation to our future business operations and thereby including such charges does not necessarily reflect the performance of our ongoing operations for the period in which such charges or reversals are incurred.
Restructuring-Related Charges — because these charges have no direct correlation to our future business operations and including such charges or reversals does not necessarily reflect the performance of our ongoing operations for the period in which such charges or reversals are incurred.
Settlements, Gains, Losses, and Impairments — because such settlements, gains, losses, and impairments (1) are not considered by management in making operating decisions, (2) are infrequent in nature, (3) are generally not directly controlled by management, (4) do not necessarily reflect the performance of our ongoing operations for the period in which such charges are recognized and/or (5) can vary significantly in amount between companies and make comparisons less reliable.
Certain Income Tax Items — including certain deferred tax charges and benefits that do not result in a current tax payment or tax refund and other adjustments, including but not limited to, items unrelated to the current fiscal year or that are not indicative of our ongoing business operations.
The non-GAAP financial measures presented in the table above should not be considered in isolation and are not an alternative for the respective GAAP financial measure that is most directly comparable to each such non-GAAP financial measure. Investors are cautioned against placing undue reliance on these non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures to arrive at these non-GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures are likely to have limited value for purposes of drawing comparisons between companies as a result of different companies potentially calculating similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Appendix B	85

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Proxy Statement are available at www.skyworksinc.com/annualreport. D71172-P69582-Z82064 SKYWORKS SOLUTIONS, INC. Annual Meeting of Stockholders May 11, 2022, 11:00 a.m. PDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Liam K. Griffin and Robert J. Terry, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SKYWORKS SOLUTIONS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m., PDT on May 11, 2022, held virtually at www.virtualshareholdermeeting.com/SWKS2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

SKYWORKS SOLUTIONS, INC. ATTN: CORPORATE SECRETARY 5260 CALFORNIA AVENUE IRVINE, CA 92617-3073 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Daylight Time on May 10, 2022 for shares held directly and by 11:59 p.m. Eastern Daylight Time on May 6, 2022 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SWKS2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Daylight Time on May 10, 2022 for shares held directly and by 11:59 p.m. Eastern Daylight Time on May 6, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D71171-P69582-Z82064 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SKYWORKS SOLUTIONS, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1, "FOR" PROPOSALS 2 THROUGH 7, AND “AGAINST” PROPOSAL 8. To elect the following eight individuals nominated to serve as directors of the Company with terms expiring at the next Annual Meeting of Stockholders. Nominees: For Against Abstain To ratify the selection by the Company’s Audit Committee of KPMG LLP as the independent registered public accounting firm for the Company for fiscal year 2022. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Company’s Proxy Statement. To approve an amendment to the Company’s Restated Certificate of Incorporation to eliminate the supermajority vote provisions relating to stockholder approval of a merger or consolidation, disposition of all or substantially all of the Company’s assets, or issuance of a substantial amount of the Company’s securities. To approve an amendment to the Company’s Restated Certificate of Incorporation to eliminate the supermajority vote provisions relating to stockholder approval of a business combination with any related person. To approve an amendment to the Company’s Restated Certificate of Incorporation to eliminate the supermajority vote provision relating to stockholder amendment of charter provisions governing directors. To approve an amendment to the Company’s Restated Certificate of Incorporation to eliminate the supermajority vote provision relating to stockholder amendment of the charter provision governing action by stockholders. To approve a stockholder proposal regarding the Company's stockholder special meeting right. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date